UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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ABIOMED, INC.

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ABIOMED, Inc.

22 Cherry Hill Drive

Danvers, Massachusetts 01923

Notice of Annual Meeting of Stockholders

To Be Held on August 12, 2015

The Annual Meeting of Stockholders of ABIOMED, Inc. (the “Company”) will be held on August 12, 2015 at 8:00 a.m. at the Mandarin Oriental, 776 Boylston Street, Boston, Massachusetts, for the following purposes:

1.	To elect two Class II directors to our Board of Directors to serve for three year terms extending until the 2018 Annual Meeting of stockholders and their successors are duly elected and qualified;

2.	To hold an advisory vote on executive compensation;

3.	To approve the 2015 Omnibus Incentive Plan;

4.	To ratify the appointment of our independent registered public accounting firm for the fiscal year ending March 31, 2016; and

5.	To consider and act upon any other matter which may properly come before the Annual Meeting or any adjourned session thereof.

Our Board of Directors has fixed the close of business on June 26, 2015 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. Accordingly, only stockholders of record at the close of business on June 26, 2015 will be entitled to vote at the Annual Meeting or any adjournments thereof.

By order of the Board of Directors

/s/ Stephen C. McEvoy
Stephen C. McEvoy, Secretary

Boston, Massachusetts

July 2, 2015

This proxy statement and the form of proxy are first being sent or given to stockholders on or about

July 10, 2015 pursuant to rules adopted by the U.S. Securities and Exchange Commission.

YOUR VOTE IS IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH OUR SECRETARY A WRITTEN REVOCATION, BY EXECUTING A PROXY WITH A LATER DATE, OR BY ATTENDING AND VOTING AT THE MEETING.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 12, 2015:

The Proxy Statement and 2015 Annual Report to Stockholders

are available at http://www.abiomed.com/proxy.

ABIOMED, Inc.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To be held on August 12, 2015

This proxy statement is furnished in connection with the solicitation of proxies by and on behalf of our Board of Directors for use at our Annual Meeting of Stockholders to be held at the Mandarin Oriental, 776 Boylston Street, Boston, Massachusetts on August 12, 2015 and at any adjournment or adjournments thereof. We are a Delaware corporation and our principal executive offices are located at 22 Cherry Hill Drive, Danvers, Massachusetts 01923.

We will bear any cost of solicitation. Some of our officers and employees may solicit proxies by correspondence, telephone or in person, without extra compensation. We may also pay to banks, brokers, nominees and other fiduciaries their reasonable charges and expenses incurred in forwarding proxy material to their principals. It is expected that this proxy statement and the accompanying proxy will be mailed to our stockholders on or about July 10, 2015.

We have fixed the close of business on June 26, 2015 as the record date for the Annual Meeting. Only stockholders of record at the close of business on the record date will be entitled to receive notice of, and to vote at, the Annual Meeting. As of June 26, 2015, there were outstanding and entitled to vote 42,053,038 shares of our common stock, $.01 par value per share. Our by-laws require that a majority in interest of all stock issued, outstanding and entitled to vote at a meeting shall constitute a quorum. Abstentions and broker non-votes will be counted as present or represented for purposes of determining the existence of a quorum. A “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Proposal No. 1 (election of directors) requires the affirmative vote of a plurality of the votes cast by holders of our common stock entitled to vote thereon, provided that a quorum is present. However, we have adopted a majority voting policy that is applicable in uncontested elections of directors. This means that the plurality standard will determine whether a director nominee is elected, but our majority voting policy will further require that the number of votes cast “for” a director must exceed the number of votes “withheld” from the director or the director must submit his or her resignation. The Governance and Nominating Committee would then consider whether to recommend that the Board accept or reject the resignation. See “Corporate Governance—Majority Voting and Director Resignations” below for additional details.

Proposal No. 2 (the advisory vote on executive compensation), Proposal No. 3 (the adoption of our 2015 Omnibus Incentive Plan), and Proposal No. 4 (ratification of the appointment of our independent registered public accounting firm) each requires the affirmative vote of a majority of the votes cast by holders of our common stock entitled to vote thereon, provided that a quorum is present. Abstentions and broker non-votes will not be included in calculating the number of votes cast on Proposal No. 2, Proposal No. 3, or Proposal No. 4. Votes will be tabulated by American Stock Transfer & Trust Company, our transfer agent.

THE ENCLOSED PROXY, IF EXECUTED AND RETURNED, WILL BE VOTED AS DIRECTED ON THE PROXY OR, IN THE ABSENCE OF SUCH DIRECTION, FOR THE NOMINEES FOR DIRECTOR (PROPOSAL NO. 1), FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (PROPOSAL NO. 2), FOR THE APPROVAL OF THE 2015 OMNIBUS INCENTIVE PLAN (PROPOSAL NO. 3), AND FOR THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL NO. 4). IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED BY THE HOLDERS OF THE PROXIES IN ACCORDANCE WITH THEIR BEST JUDGMENT. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH OUR SECRETARY A WRITTEN REVOCATION, BY EXECUTING A PROXY WITH A LATER DATE, OR BY ATTENDING AND VOTING AT THE MEETING.

Our annual report to stockholders for the fiscal year ended March 31, 2015, including financial statements audited by Deloitte & Touche LLP, our independent registered public accounting firm, is being sent to each of our stockholders simultaneously with this proxy statement. The notice of Annual Meeting, this proxy statement, and our 2015 annual report to stockholders are also available on the internet at http://www.abiomed.com/proxy. This web site does not use “cookies” to track or identify visitors to the web site. Directions to the Annual Meeting are available on the Internet at http://www.mandarinoriental.com/boston/hotel/hotel-directions/.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight directors and is divided into three classes. We refer to these classes as Class I, Class II and Class III. The term of one class of directors expires each year at the Annual Meeting of Stockholders. Each director also continues to serve as a director until his or her successor is duly elected and qualified. This year, the term of the Class II directors is expiring.

Our Board of Directors has nominated Dr. Eric A. Rose and Mr. Henri A. Termeer, each to serve as a Class II director for a three year term, until the 2018 Annual Meeting of Stockholders, and until his successor has been duly elected and qualified.

Each of these nominees is currently serving on our Board of Directors. Mr. Henri A. Termeer was most recently elected by our stockholders as a Class II director at our Annual Meeting of Stockholders in August 2012. Dr. Eric A. Rose was appointed by the Board of Directors as a Class II director on August 13, 2014. The current term of each of Mr. Henri A. Termeer and Dr. Eric A. Rose is scheduled to expire at the upcoming Annual Meeting. See “Executive Officers and Directors” for further information about Mr. Henri A. Termeer and Dr. Eric A. Rose.

If any nominee at the time of the Annual Meeting is unable or unwilling to serve or is otherwise unavailable for election, and our Board of Directors designates another nominee, the persons named as proxies will vote the proxy for such substitute, if any. Our Board of Directors has no reason to believe that either of the proposed nominees will be unable or unwilling to serve. The proposed nominees are not being nominated pursuant to any arrangement or understanding with any person.

Our Board of Directors recommends that you vote FOR the election of Dr. Eric A. Rose and Mr. Henri A. Termeer.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. We refer to this non-binding advisory vote as the “say on pay” vote. Although this vote is not binding on us, we value the opinion of our stockholders and will carefully consider the outcome of the vote as we make future decisions on executive compensation.

We will hold a non-binding, advisory vote of our stockholders on the compensation of our named executive officers every year until the next required stockholder vote on the frequency of such advisory vote. The next stockholder vote on the frequency of such advisory vote currently is expected to be held at the Annual Meeting of stockholders in August 2017.

As described under the heading “Executive Compensation,” our compensation programs are designed to attract and retain our executive officers by offering compensation that is competitive with peer organizations. Our compensation consists of a mixture of cash payments and equity incentives which we believe align executive compensation with stockholder objectives. We review our compensation policies annually with the help of compensation consultants to ensure that our policies meet market expectations and are fair. We encourage you to carefully review the compensation discussion and analysis in this proxy statement for a discussion of the factors underlying the structure of our executive compensation program.

We are asking you to indicate your support for the compensation of our named executive officers as described in this proxy statement. The vote on this proposal is not intended to address any specific element of compensation but rather relates to the overall compensation of our named executive officers, as described in this proxy statement pursuant to Item 402 of Regulation S-K (including in the compensation discussion and analysis, compensation tables and accompanying narrative disclosures).

Accordingly, as required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we ask our stockholders to vote in favor of the following resolution at the Annual Meeting:

“RESOLVED, the stockholders of ABIOMED, Inc. APPROVE, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and accompanying narrative disclosures.”

Our Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

PROPOSAL NO. 3

APPROVAL OF THE 2015 OMNIBUS INCENTIVE PLAN

We are asking stockholders to approve the adoption of the ABIOMED, Inc. 2015 Omnibus Incentive Plan (the “2015 Plan”), which was approved by the Board of Directors on June 29, 2015, subject to stockholder approval. The 2015 Plan will not become effective unless it is approved by our stockholders.

The Board of Directors believes that equity awards provide an important incentive for our employees, including our executive officers and other key employees, and our directors to remain with the Company, to motivate them to help achieve our corporate objectives, and to align their interests with those of our stockholders. Upon a review of the remaining shares of our common stock available for grant under the ABIOMED, Inc. 2008 Stock Incentive Plan, as amended (the “2008 Plan”), our historic rates of equity award issuances, an analysis of the Company’s outstanding equity awards expressed as a percentage of outstanding shares, the burn rate of our peer group companies and the guidelines of proxy advisory firms, and after consultation with Radford, an Aon Hewitt Company—a division of Aon Corporation (the “Compensation Consultant”), the independent compensation consultant to our Compensation Committee, our Board of Directors decided to approve the 2015 Plan and the share pool authorized for issuance under it, as described below, to ensure that we have sufficient capacity to continue to provide our eligible employees and directors with appropriate equity incentives. In addition, as further described below, the Board of Directors is asking shareholders to approve the 2015 Plan so that we will have the ability, if desired, to grant awards under the plan that are not subject to special tax rules that may limit their deductibility.

The Board of Directors believes that the 2015 Plan will promote the interests of stockholders and is consistent with principles of good corporate governance, including:

•

Independent Committee. The 2015 Plan will be administered by the Compensation Committee, which is composed entirely of independent directors who meet Nasdaq Stock Market standards for independence and who meet the definition of “outside directors” for purposes of the performance-based compensation exemption under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”) and “non-employee directors” under Rule 16b-3(b)(3) of the Securities Exchange Act of 1934, as amended.

•

No Discounted Stock Options or SARs. All stock option and stock appreciation right (“SAR”) awards under the 2015 Plan must have an exercise or base price that is not less than the fair market value of the underlying common stock on the date of grant.

•

No Repricing. Other than in connection with a corporate transaction affecting the Company or certain other events, the 2015 Plan prohibits any repricing of stock options or SARs without obtaining stockholder approval in accordance with the Nasdaq Stock Market requirements.

•

Limits on Awards. The 2015 Plan limits the number of stock options, SARs and other awards that may be granted to plan participants in any fiscal year of the Company and also contains separate limits on the value of awards that may be made to non-employee directors in any fiscal year of the Company.

•

Performance Awards. Under the 2015 Plan, the Compensation Committee may grant performance-based awards intended to qualify as exempt performance-based compensation under Section 162(m), as well as other performance-based awards.

•

No Liberal Share Recycling. Shares underlying stock options and other awards issued under the 2015 Plan will not be recycled into the share pool under the 2015 Plan if they are withheld in payment of the exercise price of the award or to satisfy tax withholding obligations in respect of the award.

•	Fungible Share Design. Each award granted under the 2015 Plan, other than a stock option or SAR, will be counted against the share pool as 1.70 shares.

•

No Single-Trigger Vesting upon a Change of Control. The 2015 Plan does not provide for the automatic acceleration of equity awards in connection with a change of control unless the awards would be cancelled in the transaction.

Existing Equity Plan Information

The 2008 Plan is the only current equity incentive plan of the Company under which equity awards may be granted. Equity awards are also outstanding under the Company’s 2000 Stock Incentive Plan (the “2000 Plan”), the Company’s 1998 Equity Incentive Plan (the “1998 Plan”), and the Company’s 1989 Non-Qualified Stock Option Plan for Non-Employee Directors (the “Director Plan” and together with the 2000 Plan and the 1998 Plan, the “Predecessor Plans”), in each case, as amended. No future awards may be granted under the Predecessor Plans.

As of June 26, 2015, the 2008 Plan had 862,632 shares available for grant. Even if the 2015 Plan is approved by our stockholders, we will continue to be able to grant awards under the 2008 Plan in accordance with its terms.

The table below includes aggregated information regarding awards outstanding under 2008 Plan and the Predecessor Plans, the number of shares available for future awards under our 2008 Plan as of June 26, 2015, and the proposed number of shares issuable under the 2015 Plan. We have no equity awards outstanding other than stock options, restricted stock and restricted stock units.

	Number of shares (as of June 26, 2015)	As a percentage of stock outstanding (42,053,038 shares as of June 26, 2015)
Outstanding stock options(1)	2,625,379	6.24%
Outstanding restricted shares and restricted stock units	1,311,061	3.12%
Total shares subject to outstanding awards	3,936,440	9.36%
Total shares available for future awards under 2008 Plan(2)	862,632	2.05%
Proposed shares available for future awards under 2015 Plan(3)	2,000,000	4.76%
Total shares outstanding under existing equity awards and reserved for issuance under 2008 Plan and 2015 Plan	6,799,072	16.17%

(1)	As of June 26, 2015, the weighted average exercise price of our outstanding stock options was $16.92, and the weighted average remaining term of our outstanding stock options was 5.44 years.
(2)	We will continue to be able to grant awards under our 2008 Plan in accordance with the terms of this plan. For purposes of determining shares available under the 2008 Plan, each share subject to a stock option or SAR will count as one share and each share subject to any other award will count as either 1.5 shares or 1.58 shares, depending on when the award was granted. Because the 2008 Plan does not specify a mix of stock options and SARs as compared with other awards, it is not possible to determine the amount of subsequent dilution that may ultimately result from such awards.
(3)	For purposes of determining shares available under the 2015 Plan, each share subject to a stock option or SAR will count as one share and each share subject to any other award will count as 1.70 shares. Because the 2015 Plan does not specify a mix of stock options and SARs as compared with other awards, it is not possible to determine the amount of subsequent dilution that may ultimately result from such awards. Other share-counting provisions, including adjustments to the numbers of shares available under the 2015 Plan upon forfeitures of awards, are described below under “Authorized Shares.”

Certain information with respect to all our equity compensation plans in effect as of March 31, 2015 is provided on page 38 under the heading “Executive Compensation—Equity Compensation Plans.”

Reasons for Seeking Stockholder Approval

Our Board of Directors believes that equity awards are an important part of the Company’s compensation program. Stockholder approval of the 2015 Plan would allow us to continue to attract and retain directors, executives, and other key employees with equity incentives. In fiscal 2013, 2014 and 2015, the Company made equity awards under its existing equity incentive plans totaling approximately 767,000 shares, 906,000 shares, and 996,000 shares, respectively. Based on the advice of the Compensation Consultant, and the Company’s review of our historical rates of equity award issuances, the Company estimates that the availability of 2,000,000 shares would provide a sufficient additional number of shares to enable the Company to continue to make awards at historical average annual rates for approximately the next two to three years.

In addition, stockholder approval of the 2015 Plan would preserve our ability to provide performance-based compensation under the 2015 Plan that is exempt from the deduction limitations under Section 162(m). Section 162(m) generally provides that compensation provided by a publicly held corporation to its “covered employees” (the corporation’s chief executive officer or any of its three most highly paid named executive officers (other than its chief executive officer or chief financial officer)) is not deductible by the corporation for U.S. federal income tax purposes for any taxable year to the extent it exceeds $1 million. This limitation does not apply to compensation that qualifies as exempt performance-based compensation by meeting certain requirements under Section 162(m), including the requirement that the material terms of the related performance goals be disclosed to and approved by the corporation’s stockholders not less frequently than every five years. Under Section 162(m), the material terms include the class of eligible employees, a description of the business criteria on which the performance goals may be based and the maximum amount that can be paid to any participant for a specified period. For the 2015 Plan, these terms are described below under “Annual Individual Limits,” “Eligibility” and “Performance Criteria.” Although stockholder approval is one of the requirements for exemption under Section 162(m), even with stockholder approval, there can be no guarantee that compensation will be treated as exempt performance-based compensation under Section 162(m). Furthermore, the Compensation Committee will continue to have authority to continue to provide compensation that is not exempt from the limits on deductibility under Section 162(m).

If the 2015 Plan is not approved at the Annual Meeting, the 2015 Plan will not be effective. The Company, however, can continue to make awards under the 2008 Plan, but we will have limited shares available for future equity awards.

Summary of the Material Terms of the 2015 Plan

A copy of the 2015 Plan is attached as Appendix A to this proxy statement, and we urge stockholders to read it in its entirety. The following description of certain features of the 2015 Plan is qualified in its entirety by reference to the full text of the 2015 Plan.

Plan Administration. The 2015 Plan is administered by the Compensation Committee, which has the authority to, among other things, interpret the 2015 Plan, determine eligibility for, grant and determine, modify or waive the terms and conditions of awards under the 2015 Plan, and to do all things necessary or appropriate to carry out the purposes of the 2015 Plan. The Compensation Committee’s determinations under the 2015 Plan are conclusive and binding. The Compensation Committee may delegate certain of its duties, powers and responsibilities as it deems appropriate to one or more of its members, the Company’s officers or employees.

Term. No awards will be made after the tenth anniversary of the 2015 Plan’s approval by our stockholders or Board of Directors, whichever is earlier, but previously granted awards may continue beyond that date in accordance with their terms.

Authorized Shares. Subject to adjustment, the maximum number of shares of our common stock that may be delivered in satisfaction of awards under the 2015 Plan (the “Share Pool”) will be 2,000,000 shares. Any shares underlying awards that are settled in cash or that expire, become unexercisable, terminate or are forfeited or repurchased by the Company due to failure to vest will become available for re-issuance under the 2015 Plan. Shares of our common stock that are withheld from a stock option or other award in payment of the exercise price or in satisfaction of the tax withholding obligations will not be available for re-issuance under the 2015 Plan. In addition, the total number of shares covered by a SAR (or portion thereof) that is settled in stock will not be available for reissuance under the 2015 Plan. Each share subject to a stock option or SAR will count against the

Share Pool as one share of stock and each share subject to an award other than a stock option or SAR will count against the Share Pool as 1.70 shares of stock. Any shares that become available for re-issuance under the 2015 Plan will be returned to the Share Pool at the rates described in the preceding sentence. Shares delivered under the 2015 Plan may be authorized but unissued shares or previously issued shares of our common stock acquired by us.

Annual Individual Limits. The maximum number of shares for which stock options may be granted to any person in any fiscal year is 750,000 shares. The maximum number of shares for which SARs may be granted to any person in any fiscal year is 750,000 shares. The maximum number of shares subject to other awards that may be granted to any person in any fiscal year is 500,000 shares. The maximum amount that may be payable to any employee in any fiscal year in respect of any cash award is $3,000,000.

Annual Non-Employee Director Limits. The maximum grant date fair value of awards under the 2015 Plan that may be granted to any non-employee director of our Board of Directors in any fiscal year may not exceed $800,000. This limit does not apply to any award or shares of stock granted pursuant to a director’s election to receive an award or shares in lieu of cash retainers or other fees.

Eligibility. The Compensation Committee selects participants from among the key employees and directors of, consultants and advisors to, the Company and its affiliates. Eligibility for stock options intended to be incentive stock options (“ISOs”) and cash awards is limited to employees of the Company and certain affiliates. As of June 15, 2015, approximately 605 employees, 8 directors and 150 consultants and advisors would be eligible to participate in the 2015 Plan. In fiscal 2015, only employees and directors were granted awards under the 2008 Plan. On June 15, 2015, the closing price of a share of our common stock was $65.02.

Types of Awards. The 2015 Plan provides for grants of stock options, SARs, restricted and unrestricted stock and stock units, performance awards, other awards convertible into or otherwise based on shares of our stock and cash awards. Dividend equivalents may also be provided in connection with awards under the 2015 Plan. Awards may be settled in shares of our common stock, cash, property, other awards or a combination thereof.

Stock Options and SARs: The 2015 Plan provides for the grant of ISOs, non-qualified stock options (“NSOs”), and SARs. The exercise price of an option, and the base price against which a SAR is to be measured, may not be less than the fair market value (or, in the case of an ISO granted to a ten percent stockholder, 110% of the fair market value) of a share of our common stock on the date of grant. The Compensation Committee determines when stock options or SARs become exercisable and the terms on which such awards remain exercisable. Stock options and SARs may have a maximum term of no more than ten years from the date of grant (or five years from the date of grant in the case of an ISO granted to a ten percent shareholder).

Restricted and Unrestricted Stock: A restricted stock award is an award of our common stock subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not met, while an unrestricted stock award is not subject to restrictions.

Stock Units: A stock unit award is an unfunded and unsecured promise, denominated in shares of our common stock, and entitles the participant to receive stock or cash measured by the value of the shares in the future. The delivery of common stock or cash under a stock unit may be subject to the satisfaction of performance or other vesting conditions.

Performance Awards: A performance share award is an award the vesting, settlement or exercisability of which is subject to specified performance criteria.

Cash Awards: A cash award is an award denominated in cash.

Vesting. The Compensation Committee has the authority to determine the vesting schedule applicable to each award, and to accelerate the vesting or exercisability of any award.

Termination of Employment or Service. The Compensation Committee determines the effect of termination of employment or service on an award. Unless otherwise provided by the Compensation Committee, upon a termination of employment or service all unvested stock options and other unvested awards will be forfeited and all vested stock options and SARs will remain exercisable for the lesser of the remaining term of the award and 180 days in the case of a termination due to death or disability or 90 days in the case of termination of employment or service for any other reason.

Performance Criteria. The 2015 Plan provides that grants of performance share awards may be made subject to achieving “performance criteria” over a specified performance period. Performance criteria with respect to those awards that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) are limited to an objectively determinable measure of performance relating to any, or any combination of, the following (measured either absolutely or by reference to an index or indices or the performance of one or more companies and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or equity expense, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital, capital employed or assets; one or more operating ratios; operating income or profit, including on an after tax basis; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; research and development expenditures; cash flow; margins; stock price; stockholder return; sales of particular products or services; product launches; new drug applications submitted; regulatory approvals; clinical trials; patent filings; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings.

A performance criterion and any targets with respect thereto need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Compensation Committee may provide, in the case of any award intended to qualify for such exception that one or more of the performance criteria applicable to an award will be adjusted in an objectively determinable manner to reflect events (for example, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, other unusual or infrequently occurring items and the cumulative effects of tax or accounting changes, each as defined by U.S. generally accepted accounting principles) occurring during the performance period of such award that affect the applicable performance criteria.

Transferability. Awards under the 2015 Plan generally may not be transferred except by will or by the laws of descent and distribution. The Compensation Committee may permit the gratuitous transfer of awards other than ISOs.

Corporate Transactions. In the event of a consolidation, merger or similar transaction or series or related transactions, a sale or transfer of all or substantially all of the Company’s assets or a dissolution or liquidation of the Company (each, a “Covered Transaction”), the Compensation Committee may, among other things, provide for the continuation or assumption of outstanding awards, for new grants in substitution of outstanding awards, for the accelerated vesting or delivery of shares of common stock under awards or for a cash out of outstanding awards, in each case on such terms and with such restrictions as it deems appropriate. Except as the Compensation Committee may otherwise determine, awards not assumed will terminate upon the consummation of such Covered Transaction. To the extent an outstanding award is cancelled upon the occurrence of a change of control (as defined in the 2015 Plan), the Compensation Committee will give prior notice of cancellation and accelerate the exercisability and vesting of all such unexercised and unexpired awards so as to allow the holder of such an award to exercise, or be vested in, the award prior to such change of control.

Adjustment. In the event of certain corporate transactions (including, but not limited to, a stock dividend, stock split (or reverse stock split) or combination of shares, recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of Financial Accounting Standards Board (“FASB”) ASC Topic 718), the Compensation Committee will make appropriate adjustments to the maximum number of shares that may be delivered under and the individual limits included in the 2015 Plan, and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to awards, the exercise, purchase or prices of such awards or any other terms of awards affected by such change. The Compensation Committee may also make the types of adjustments described above to take into account distributions to stockholders and events other than those listed above if it determines that such adjustments are appropriate to avoid distortion in the operation of the 2015 Plan.

Recoupment. Awards, shares and property received under the 2015 Plan are subject to forfeiture, termination and rescission if the participant breaches any noncompetition, nonsolicitation, confidentiality or similar covenant with the Company or in accordance with any Company policy relating to the recovery of erroneously-paid incentive compensation.

Amendment and Termination. The Compensation Committee can amend the 2015 Plan or outstanding awards issued under the 2015 Plan, or terminate the 2015 Plan as to future grants of awards, at any time except that the Compensation Committee will not be able alter the terms of an award if it would affect materially and adversely a participant’s rights under the award without the participant’s consent (unless expressly reserved by the Compensation Committee at the time of grant). Stockholder approval will be required for any amendment to the extent such approval is required by law, including the Code or applicable stock exchange requirements.

U.S. Federal Income Tax Consequences under the 2015 Plan

The following is a summary of some of the material U.S. federal income tax consequences associated with the grant and exercise of awards under the 2015 Plan under current U.S. federal tax laws and certain other tax considerations associated with awards under the 2015 Plan as of the date hereof. The summary does not address tax rates or non-U.S. or U.S. state or local tax consequences, nor does it address employment-tax or other U.S. federal tax consequences, except as noted.

ISOs. In general, a participant realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the participant. With some exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and generally a tax deduction to the Company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the participant does not dispose of the shares until after the expiration of these one- and two-year holding periods, generally any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

NSOs. In general, a participant has no taxable income upon the grant of an NSO but realizes taxable income in connection with exercise of the option in an amount equal to the excess (at time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding tax deduction is generally available to the Company. Upon a subsequent sale or exchange of the shares, any recognized gain or loss is treated as a capital gain or loss for which the Company is not entitled to a deduction.

SARs. The grant of a SAR does not itself result in taxable income to a participant, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for shares of stock or receives payment in cancellation of a SAR will have ordinary income equal to the amount of any cash and the fair market value of any stock or other property received. A corresponding tax deduction is generally available to the Company at that time.

Restricted Stock. A participant who is awarded or purchases shares subject to a substantial risk of forfeiture generally does not have taxable income until the risk of forfeiture lapses. When the risk of forfeiture lapses, the participant has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding tax deduction is generally available to the Company in the same year that the participant recognizes ordinary income. However, a participant may make an election under Section 83(b) of the Code to be taxed on restricted stock when it is acquired rather than later, when the substantial risk of forfeiture lapses. A participant who makes an effective 83(b) election will realize ordinary income equal to the fair market value of the shares as of the time of acquisition less any price paid for the shares. A corresponding tax deduction will generally be available to the Company in the same year that the participant recognizes ordinary income. If a participant makes an effective 83(b) election, no additional income results by reason of the lapsing of the restrictions.

For purposes of determining capital gain or loss on a sale of shares awarded under the 2015 Plan, the holding period in the shares begins just after the participant recognizes taxable income with respect to the transfer. The participant’s tax basis in the shares equals the amount paid for the shares plus any income realized with respect to the transfer. However, if a participant makes an effective 83(b) election and later forfeits the shares, the tax loss realized as a result of the forfeiture is limited to the excess of what the participant paid for the shares (if anything) over the amount (if any) realized in connection with the forfeiture.

Unrestricted Stock. A participant who purchases or is awarded unrestricted stock generally has ordinary income equal to the excess of the fair market value of the shares at the time of such purchase or award, as applicable, over the purchase price, if any, and a corresponding tax deduction is generally available to the Company in the same year that the participant recognizes ordinary income. A participant who purchases or is awarded restricted stock has income as described in the preceding paragraph.

Restricted Stock Units. The grant of a restricted stock unit does not itself generally result in taxable income. Participants are generally taxed upon settlement (and a corresponding tax deduction is generally available to the Company) of a restricted stock unit, unless he or she has made a proper election to defer the receipt of the shares (or cash if the award is cash settled) under Section 409A of the Code. If the shares delivered are restricted for tax purposes, the participant will instead be subject to the rules described above for restricted stock.

Section 162(m). Stock options, SARs and certain performance awards under the 2015 Plan are generally intended to be exempt or eligible for exemption from the deductibility limits of Section 162(m). However, as discussed above in “Reasons for Seeking Stockholder Approval,” the Committee will have discretionary authority to provide compensation that is not exempt from the limits on deductibility under Section 162(m).

Certain Change of Control Payments. Under Section 280G of the Code, the vesting or accelerated exercisability of stock options or the vesting and payments of other awards in connection with a change of control of a corporation may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards may be subject to an additional 20% federal tax and may be non-deductible to the Company.

New Plan Benefits

No awards will be granted under the 2015 Plan prior to its approval by our stockholders. The Compensation Committee has full discretion to determine the number and amount of awards to be granted to participants under the 2015 Plan, subject to the limits described above under “Annual Individual Limits” and “Annual Non-Employee Director Limits” and the other terms of the 2015 Plan. Therefore, the future benefits or amounts that would be under the 2015 Plan are not determinable at this time.

Required Vote

Our Board of Directors recommends that you vote FOR the proposal to approve the 2015 Plan.

The affirmative vote of a majority of the votes properly cast (in person or by proxy) is required for approval of the 2015 Plan. Abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal No. 4 concerns the ratification of the appointment by our Audit Committee of Deloitte & Touche LLP to be our independent registered public accounting firm for the fiscal year ending March 31, 2016.

Under rules of the Securities and Exchange Commission and the Nasdaq Stock Market, the appointment of our independent registered public accounting firm is the direct responsibility of our Audit Committee. Although ratification by our stockholders of this appointment is not required by law, our Board of Directors believes that seeking stockholder ratification is a good practice, which provides stockholders an avenue to express their views on this important matter.

Our Audit Committee has reappointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2016. Our Board of Directors recommends that stockholders vote to ratify the appointment. If our stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee may reconsider its decision. In any case, the Audit Committee may, in its discretion, appoint a new independent registered public accounting firm at any time during the year if it believes that such change would be in the best interest of the company and its stockholders. We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions from stockholders.

Our Board of Directors recommends that you vote FOR the proposal to ratify the appointment by our Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2016.

EXECUTIVE OFFICERS AND DIRECTORS

Our executive officers and directors as of July 1, 2015 are as follows:

Name	Age	Position
Michael R. Minogue(1)(2)	48	Chairman, President and Chief Executive Officer
W. Gerald Austen(1)(3)	85	Director
Louis E. Lataif(4)	76	Director
Dorothy E. Puhy(4)(5)(6)	63	Director
Martin P. Sutter(3)(5)(6)	60	Director
Henri A. Termeer(1)(3)(4)	69	Director
Paul G. Thomas(5)(6)	59	Director
Eric A. Rose	64	Director
Robert L. Bowen(7)	65	Vice President, Chief Financial Officer and Treasurer
Michael J. Tomsicek(8)	49	Vice President, Chief Financial Officer and Treasurer
David M. Weber	53	Chief Operating Officer
William J. Bolt	63	Senior Vice President, Global Product Operations
Andrew J. Greenfield	42	Vice President and General Manager, Global Marketing
Michael G. Howley	51	Vice President and General Manager, Global Sales

(1)	Member of the Executive Committee
(2)	Member of the Special Stock Option Committee
(3)	Member of the Compensation Committee
(4)	Member of the Audit Committee
(5)	Member of the Governance and Nominating Committee
(6)	Member of the Regulatory and Compliance Committee
(7)	Effective July 15, 2015, Mr. Bowen will step down from his positions as Vice President, Chief Financial Officer and Treasurer in connection with his retirement.
(8)	Effective July 15, 2015, Mr. Tomsicek will assume the positions of Vice President, Chief Financial Officer and Treasurer.

Our Board of Directors is divided into three classes. The term of one class of directors expires each year at our Annual Meeting of Stockholders. Each director also continues to serve as a director until his or her successor is duly elected and qualified. Ms. Puhy and Mr. Thomas currently serve as Class I directors; their term of office expires in 2017. Dr. Rose and Messrs. Lataif and Termeer currently serve as Class II directors; their term of office expires in 2015. Dr. Austen and Messrs. Minogue and Sutter currently serve as Class III directors; their term of office expires in 2016. Our executive officers are appointed by, and serve at the discretion of, our Board of Directors. There are no family relationships among our directors and executive officers.

Mr. Michael R. Minogue has served as our Chief Executive Officer, President and a director since April 2004. In June 2005 he was appointed Chairman of our Board of Directors. Prior to joining us, Mr. Minogue had a twelve-year career at General Electric, or GE. Most recently, Mr. Minogue was Vice President and General Manager of Americas Sales and Marketing for GE Medical Systems Information Technology. From 1997 to 2004, Mr. Minogue held various positions at GE including General Manager for the Global Positron Emission Technology Business, General Manager, Americas Cardiology & IT Sales and General Manager, Global Installed Base. Prior to joining GE, Mr. Minogue served on active duty for four years as an infantry officer in the U.S. Army and received multiple awards. Mr. Minogue received his Bachelor of Science in Engineering Management from the United States Military Academy at West Point and his Master of Business Administration from the University of Chicago. Mr. Minogue currently serves on the Board of Directors of the Advanced Medical Technology Association, or AdvaMed. He was formerly our designee on the Board of Directors of World Heart Corporation, and was formerly on the Board of Directors of LifeCell Corporation, which was acquired by Kinetic Concepts, Inc. in May 2008. We believe that Mr. Minogue’s leadership position at our company, his management abilities and experience, and his extensive knowledge of our industry gained from his senior executive roles qualify him to serve as a member of our Board of Directors.

Dr. W. Gerald Austen has served as a director since May 1985. Dr. Austen has served as the chair of the Massachusetts General Hospital Chief’s Counsel since 1992. From 1974 to 2011, he was the Edward D. Churchill Professor of Surgery at Harvard Medical School and at Massachusetts General Hospital. In 2011, he was named the Edward D. Churchill Distinguished Professor of Surgery at Harvard Medical School and at Massachusetts General Hospital. From 1969 to 1997, Dr. Austen was chief of the surgical services at Massachusetts General Hospital. Dr. Austen is the former President of the American College of Surgeons, the American Association for Thoracic Surgery, the American Surgical Association and the Massachusetts and American Heart Associations. Dr. Austen is a member of the Institute of Medicine of the National Academy of Sciences, a fellow of the American Academy of Arts and Sciences, a life member emeritus of the corporation of the Massachusetts Institute of Technology (MIT), and Chairman emeritus of the board of trustees of the John S. and James L. Knight Foundation. Dr. Austen received his Bachelor of Science from MIT and his Doctor of Medicine from Harvard Medical School. We believe that Dr. Austen’s long and distinguished career as a surgeon, his significant professional expertise and background in medical and technical issues and his extensive experience in our industry and with our company qualifies him to serve as a member of our Board of Directors.

Mr. Louis E. Lataif has served as a director since September 2005. His term as a director will end at the 2015 Annual Meeting.

Ms. Dorothy E. Puhy has served as a director since August 2003 and as our Lead Director since October 2005. Ms. Puhy has served as Executive Vice President and Chief Operating Officer for the Dana-Farber Cancer Institute since 2012. Ms. Puhy previously served as the Chief Financial Officer of Dana-Farber Cancer Institute from 1994 to 2012 and as its Assistant Treasurer from 1995 to 2012. From 1985 to 1994 Ms. Puhy held various financial positions at the New England Medical Center Hospitals, Inc., including Chief Financial Officer from 1989 to 1994. Ms. Puhy is also a director of Eaton Vance Corp. Ms. Puhy received her Bachelor of Arts from the University of Pennsylvania and her Master of Business Administration from the Wharton School of Business at the University of Pennsylvania. We believe that Ms. Puhy’s extensive industry knowledge, her financial acumen, her executive level experience at a major medical research institute and her extensive industry knowledge qualify her to serve as a member of our Board of Directors.

Mr. Martin P. Sutter has served as a director since May 2008. Since 1994, Mr. Sutter has been a Managing Director of Essex Woodlands Health Ventures, a healthcare focused growth equity firm he co-founded. Mr. Sutter has more than 30 years of management experience in operations, marketing, finance and venture capital. Mr. Sutter currently serves on the Board of Directors of QSpex Technologies, Inc., a manufacturer of prescription spectacle lenses, and on the Board of Managers of Bioventus LLC, a strategic partnership between Essex Woodlands and Smith & Nephew plc, a global medical technology business based in the United Kingdom. Mr. Sutter holds a Bachelors of Science from Louisiana State University and a Masters of Business Administration from the University of Houston. We believe that Mr. Sutter’s in-depth knowledge of the medical device industry, his skills as an investor in developing medical device companies, his extensive board experience, his work as a successful healthcare investor and his position as a representative of a large stockholder in our company qualify him to serve as a member of our Board of Directors.

Mr. Henri A. Termeer has served as a director since May 1987. Prior to Genzyme Corporation’s acquisition in April 2011 by Sanofi, Mr. Termeer had been the President, and a director of Genzyme Corporation since 1983, its Chief Executive Officer since 1985 and its Chairman since 1988. Mr. Termeer is a member of the Board of Directors of Massachusetts General Hospital, Partners HealthCare and MIT, where he sits on MIT’s Executive Committee. Mr. Termeer is a member of the Board of Fellows of Harvard Medical School. He is also a member of the Board of Directors of Aveo Pharmaceuticals, Verastem, Inc., Moderna Therapeutics and ProQR Therapeutics. Mr. Termeer served on the Board of Allergan from January 2014 to April 2015. Mr. Termeer served as the Deputy Chairman of the Federal Reserve Bank of Boston from 2007 to 2009 and as its Chairman from 2010 through the end of 2011. Mr. Termeer studied economics at the Economische Hogeschool at Erasmus University in The Netherlands and received his Master of Business Administration from the Darden School of Business at the University of Virginia. We believe that Mr. Termeer’s senior executive experience managing and developing a major public biotechnology company, his management expertise and his deep industry experience qualify him to serve as a member of our Board of Directors.

Mr. Paul G. Thomas has served as a director since May 2011. Mr. Thomas has been the Chief Executive Officer of Roka Bioscience, Inc. since September 2009. Previously he served as Chairman, Chief Executive Officer, and President of LifeCell Corporation from October 1998 until August 2008. Prior to joining LifeCell, Mr. Thomas held various senior positions during a 15-year tenure with the Pharmaceutical Products division of Ohmeda Inc. Mr. Thomas currently serves on the Board of Directors of Aegerion Pharmaceuticals, Inc. and was a member of the Board of Directors of Orthovita, Inc. until its sale in June 2011 to Stryker Corporation. Mr. Thomas received his Bachelor of Science in Chemistry from St. Michael’s College, his Master of Business Administration from Columbia University, and completed his postgraduate studies in chemistry at the University of Georgia. We believe that Mr. Thomas’ extensive leadership experience with companies in the life sciences industry qualifies him to serve as a member of our Board of Directors.

Dr. Eric A. Rose has served as a director since August 2014 and previously served as a director from May 2007 to January 2012. Since March 2007, Dr. Rose has been serving as Executive Vice President for Life Sciences at MacAndrews & Forbes and Chief Executive Officer and Chairman of the Board of Siga Technologies, Inc., a developer of anti-viral drugs directed at potential agents of bioterror that filed voluntary proceedings under Chapter 11 of the United States Bankruptcy Code in September 2014. Dr. Rose chaired the Department of Health Evidence & Policy at the Mount Sinai School of Medicine from 2008 to 2012, which he now serves as professor. From 1994 to 2007, he was Surgeon-in-Chief at New York-Presbyterian Hospital/Columbia and Chairman of the Department of Surgery at the Columbia University College of Physicians and Surgeons. A heart surgeon, researcher and entrepreneur, Dr. Rose has helped grow Columbia’s Department of Surgery over the past 25 years while investigating, managing and developing complex medical technologies such as technologies for heart transplantation and new approaches to Alzheimer’s disease and bioterrorism. He has authored or co-authored more than 300 scientific publications and has received more than $25 million in NIH support for his research. Dr. Rose pioneered heart transplantation in children, performing the first successful pediatric heart transplant in 1984, and has investigated many alternatives to heart transplantation, including cross-species transplantation and man-made heart pumps. Dr. Rose received both his undergraduate and medical degrees from Columbia University. We believe that Dr. Rose’s distinguished work as a heart surgeon and researcher, his work as an entrepreneur in our industry and his executive level industry experience qualify him to serve as a member of our Board of Directors.

Our executive officers who are not also directors are listed below:

Mr. Robert L. Bowen joined us in December 2008 as our Vice President, Chief Financial Officer and Treasurer. From December 2005 until November 2008, Mr. Bowen was Vice President and Chief Financial Officer of GSI Group, a supplier of lasers, laser systems and precision motion technologies. GSI Group filed a chapter 11 bankruptcy petition in November 2009. From November 2003 to December 2005, Mr. Bowen was an independent consultant and co-founder of Graystone Capital Partners LLC. From December 2000 to October 2003, Mr. Bowen was Vice President and Chief Financial Officer of Cytyc Corporation, a maker of cancer diagnostic and other medical devices, and prior to that, Chief Financial Officer for the European Region for Case Corporation. Mr. Bowen also held a variety of financial positions at General Electric over a 20-year span. Mr. Bowen has a Bachelor of Business Administration from Ohio University and a Master of Business Administration from New York University’s Stern School. Effective July 15, 2015, Mr. Bowen will step down from his positions as Vice President, Chief Financial Officer and Treasurer in connection with his retirement.

Mr. Michael J. Tomsicek, was appointed as our Vice President, Chief Financial Officer and Treasurer in May 2015, effective July 15, 2015. From March 2013 until January 2015, Mr. Tomsicek served as Senior Vice President and Chief Financial Officer of Cubist Pharmaceuticals, Inc. From July 2012 until March 2013, Mr. Tomsicek served as Cubist’s Senior Vice President and Deputy Financial Officer and from August 2010 to July 2012, he was Cubist’s Vice-President of Corporate Finance and Treasurer. Before joining Cubist, Mr. Tomsicek served for eight years holding roles with increasing influence within the Healthcare unit of GE. His service at GE culminated in his role first as Chief Financial Officer of the Diagnostic Ultrasound business and finally Chief Financial Officer of the Global Ultrasound product group. Prior to that, Mr. Tomsicek was

Manufacturing Finance Manager for the GE Healthcare Monitoring Systems business and was selected to and completed the GE Experienced Financial Leadership Program. Mr. Tomsicek held various advancing roles in financial planning and channel management over seven years in the automotive division of Motorola, then a public global telecommunications company. Following graduation from the University of Wisconsin with a BS in Industrial Engineering, Mr. Tomsicek began his career in manufacturing consulting for a Boston area start up after which he received his MBA, also from the University of Wisconsin.

Dr. David M. Weber joined us in April 2007 as our Chief Operating Officer. Prior to joining us, Dr. Weber served as General Manager, Aviation Business at GE Security—Homeland Protection from April 2005 until April 2007 where he led GE Security’s Aviation and Transportation Business and was responsible for product development, marketing and sales. From June 2004 until April 2005, he served as General Manager, MRI Marketing at GE Healthcare where he was responsible for strategic product planning, go-to-market and product launch activities, including developing product roadmaps and introducing new product technologies to the market, and from March 2001 until June 2004, he served as Manager, Global High Field MRI Business, GE Medical Systems where he was responsible for new product planning and development. Dr. Weber has a Bachelor of Science in physics from Denison University, a Bachelor of Science in Nuclear Engineering from Columbia University, a Master of Science in Medical Physics from the University of Wisconsin, and a Doctor of Philosophy in Medical Physics from the University of Wisconsin.

Mr. William J. Bolt joined us in June 1982 and serves as our Senior Vice President, Global Product Operations. He is currently responsible for all product development, management, engineering, regulatory, clinical and quality functions. From 2006 to 2009 he was responsible, at different times, for quality, regulatory and engineering functions. From 2003 to 2006 he was responsible for our quality and service functions. He was responsible for product development and the AbioCor program from 2000-2003, and for BVS and AB5000 development from 1999-2003. From 1994 to 1999, he was President of our former dental subsidiary, ABIODENT. From 1982 to 1994, he served in various roles, from Vice President of Engineering to Vice President of Operations. Mr. Bolt received both his Bachelor of Science in Electrical Engineering and Master of Business Administration from Northeastern University.

Mr. Andrew J. Greenfield is currently the Vice President and General Manager of Healthcare Solutions & Global Marketing. Since joining us in 2005 as the Vice President of Healthcare Solutions, he has led the reimbursement and health economics organizations. Mr. Greenfield also leads the global marketing function and is responsible for physician education programs, new market development, and service. Before joining us, Mr. Greenfield held positions in sales, marketing and finance at GE Healthcare including consulting with large U.S. health systems, eCommerce and Six Sigma. Prior to GE Healthcare, he held positions in sales, marketing and finance at The Boeing Company, including European Country Manager, and is a graduate of the Fiscal Development Program. He received his Bachelor degree in Finance from the University of Illinois in 1994 and a Master of Business Administration degree from St. Louis University. Mr. Greenfield is also a certified Master Blackbelt in Six Sigma and Change Acceleration Process from GE.

Mr. Michael G. Howley joined us in March 2009 and serves as our Vice President and General Manager of Global Sales. Prior to joining us, Mr. Howley spent 20 years at GE Healthcare. From February 2006 to February 2009, he was General Manager at GE Healthcare, overseeing the Americas X-ray and Interventional Radiology division. From April 2004 to February 2006, Mr. Howley held the General Manager position for the Clinical Information Systems at GE. From October 2002 to April 2004, he was the Americas Sales Manager of Functional and Molecular Imaging. Prior to this role, Mr. Howley held several other national and regional sales positions at GE, beginning in 1989. Mr. Howley has a Bachelor of Science in Business Administration and Marketing from Auburn University.

CORPORATE GOVERNANCE

Board Leadership

Chief Executive Officer and Chairman. Our Board of Directors does not have a formal policy regarding whether the same person should serve as both the Chief Executive Officer and Chairman of the Board and believes that it should retain the flexibility to make this determination in the manner it believes will provide the most appropriate leadership for the company from time to time. The Chairman of the Board is elected annually by the Board of Directors. Currently, our Chief Executive Officer, Mr. Minogue, serves as Chairman of the Board of Directors.

Lead Director. In October 2005, our Board of Directors designated Dorothy Puhy as its first Lead Director. The position of Lead Director is to be held by one of our independent directors and carries with it responsibilities beyond those of the other directors, including but not limited to: organizing and chairing sessions with our independent directors; working with the Compensation Committee to set performance goals for our Chief Executive Officer and to evaluate the Chief Executive Officer’s performance for the prior year; working with the Chairman to formulate the agenda for board meetings; acting as a liaison between the Chairman and the Board of Directors; and leading with the Chief Executive Officer an annual discussion of succession planning.

Director Independence

Our Board of Directors has determined that, with the exception of Mr. Minogue who is our employee, all of the members of our Board of Directors are “independent directors” under the applicable rules of the Nasdaq Stock Market. Our Board of Directors has also determined that each member of our Audit Committee, Compensation Committee and Governance and Nominating Committee is an “independent director” under the rules of the Nasdaq Stock Market applicable to such committees.

Attendance at Annual Meeting of Stockholders

It is our policy that, to the extent reasonably practicable, directors should attend our Annual Meeting of Stockholders. All of our directors who were serving on our Board at the time of our 2014 Annual Meeting of Stockholders attended the meeting.

Board Role in Risk Oversight

Our Board of Directors, as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board of Directors committees that report on their deliberations to the Board of Directors. The oversight responsibility of the Board of Directors and its committees is enabled by management reporting to the Board of Directors about the identification, assessment and management of critical risks and management’s risk mitigation strategies. We believe that our Board of Directors’ ability to discharge its risk oversight is enhanced by the service of our Chief Executive Officer as Chairman of the Board of Directors and by our institution of the role of Lead Director.

The Board of Directors and its committees oversee risks associated with their respective principal areas of focus, as summarized below.

Board/Committee	Primary Areas of Risk Oversight

Board of Directors	Strategic, financial and execution risks and exposures associated with the annual operating plan, budget and longer term strategic plan; litigation and regulatory exposures and other current matters that may present material risk to our operations, plans, prospects or reputation; acquisitions and divestitures; and senior management succession planning.

Audit Committee	Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, audit oversight, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters.

Governance and Nominating Committee	Risks and exposures relating to our corporate governance and director succession planning.

Compensation Committee	Risks and exposures associated with executive compensation programs and arrangements, including incentive plans.

Regulatory and Compliance Committee	Risks and exposures associated with our compliance with regulatory and other applicable laws, rules and regulations governing our development, approval and sale of Class III medical device products, both in the U.S. and internationally.

Meetings of the Board of Directors

Board Meetings. Our Board of Directors held four meetings during the fiscal year ended March 31, 2015 and acted by written consent two times. Each of our directors attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of which he or she was a member held during the fiscal year ended March 31, 2015.

Meetings of Independent Directors. Our independent directors are expected to meet without management present at least twice per year.

Executive Committee Meetings. Our Board of Directors has an Executive Committee, which is currently composed of W. Gerald Austen, Michael R. Minogue and Henri A. Termeer. The Executive Committee has, and may exercise, all the powers and authority of the Board of Directors, except those which by law may not be delegated to it by the Board of Directors. The Executive Committee did not act during the fiscal year ended March 31, 2015.

Audit Committee Meetings. Our Board of Directors has an Audit Committee, which is currently composed of Louis E. Lataif, Dorothy E. Puhy (Chair) and Henri A. Termeer. Our Board of Directors has determined that all members of the Audit Committee are financially sophisticated within the meaning of the Nasdaq listing standards and our Board of Directors has also determined that Ms. Puhy, who serves as Chair of the Audit Committee, qualifies as an “Audit Committee financial expert” within the meaning of the applicable Securities and Exchange Commission (“SEC”) rules and regulations. The responsibilities of our Audit Committee are detailed in our audit committee charter, a copy of which is available through the “Our Company—Corporate Governance” section of our website, located at www.abiomed.com. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In addition, the Audit Committee’s responsibilities include reviewing the adequacy and effectiveness of accounting and financial controls, reviewing our financial reporting practices, meeting with our independent accountants to review the results of the annual audit and quarterly reviews and receiving and reviewing the response of management to any management letter or report from the independent auditors. During the fiscal year ended March 31, 2015, the Audit Committee held five meetings and acted by written consent one time.

Compensation Committee Meetings. Our Compensation Committee is currently composed of W. Gerald Austen, Martin P. Sutter (Chair) and Henri A. Termeer. Our Lead Director, Dorothy E. Puhy, participates in meetings of the Compensation Committee as described above under “Lead Director”. The responsibilities of the Compensation Committee are detailed in our compensation committee charter, a copy of which is available through the “Our Company—Corporate Governance” section of our website, located at www.abiomed.com. The Compensation Committee is responsible for reviewing our compensation philosophy and major compensation programs, reviewing annually our executive compensation program and establishing the compensation for our Chief Executive Officer and approving the compensation of our executive officers, determining the persons to whom equity awards, including both incentive stock options and non-qualified stock options, restricted stock and restricted stock units will be granted, other than to the extent that the grant of options or full value awards has been delegated by the committee to the Special Stock Option Committee, and adopting rules and making other determinations with respect to the administration of our equity incentive plans, employee stock purchase plan and 401(k) plan. During the fiscal year ended March 31, 2015, the Compensation Committee held four meetings and acted by written consent one time.

Governance and Nominating Committee Meetings. Our Governance and Nominating Committee is currently composed of Dorothy E. Puhy, Martin P. Sutter and Paul Thomas (Chair). The responsibilities of the Governance and Nominating Committee are detailed in our governance and nominating committee charter, a copy of which is available through the “Our Company—Corporate Governance” section of our website, located at www.abiomed.com. The Governance and Nominating Committee is responsible for leading the search for individuals qualified to become members of our Board of Directors, including the review of candidates recommended by our stockholders, recommending to the Board of Directors the composition of each committee of the Board of Directors and reviewing and monitoring the succession plan for the Chief Executive Officer. During the fiscal year ended March 31, 2015, the Governance and Nominating Committee held four meetings and did not act by written consent.

Regulatory and Compliance Committee Meetings. Our Regulatory and Compliance Committee is currently composed of Dorothy E. Puhy, Martin P. Sutter and Paul Thomas (Chair). The Regulatory and Compliance Committee receives regular reports from the Company’s Chief Compliance Officer and is responsible for assisting the Company’s Board of Directors with the oversight of significant health care related regulatory and compliance issues by overseeing, evaluating and monitoring the Company’s compliance policies, standards, procedures, systems and initiatives. The Regulatory and Compliance Committee further provides recommendations, reports and guidance to the Board of Directors regarding the Company’s compliance with applicable laws, rules and regulations. During the fiscal year ended March 31, 2015, the Regulatory and Compliance Committee held four meetings and did not act by written consent.

Director Qualification Standards

We do not have any specific, delineated qualifications for the nomination of director candidates. However, the Governance and Nominating Committee does take into account a number of factors, qualifications and skills it deems appropriate. Candidates for membership to our Board of Directors should be individuals who possess the highest personal and professional ethics and integrity and have demonstrated professional achievement and leadership capabilities. The Governance and Nominating Committee seeks candidates with a broad diversity of knowledge, experience and demonstrated expertise in an area or areas of importance to our company, such as management, finance, marketing, technology, medicine, human resources, public policy and law. The

Governance and Nominating Committee also considers traditional diversity factors such as race or gender but has no formal policy, guidelines or procedures with respect to consideration of diversity in the nominating process. All candidates must evidence a commitment to devote the substantial time and energy required of productive board members.

Majority Voting and Director Resignations

Our Board of Directors has adopted a majority voting policy for uncontested elections of directors (elections in which the number of nominees for election does not exceed the number of directors to be elected). In accordance with the policy, the Board of Directors will nominate for election or re-election only candidates who have tendered an irrevocable resignation that will be effective if in an uncontested election of directors, the nominee for director receives a greater number of votes “withheld” from his or her election than votes “for” his or her election.

If such an outcome were to occur, the Governance and Nominating Committee must promptly consider the resignation offer and recommend to the Board of Directors whether to accept or reject it. The Board of Directors then must act on the Governance and Nominating Committee’s recommendation within 90 days following certification of the stockholder vote.

The Board of Directors may consider any factors or information it deems relevant. In addition, the Governance and Nominating Committee and the Board of Directors may consider a range of alternatives in determining what action to take, including but not limited to: (a) accepting the resignation; (b) rejecting the resignation; (c) rejecting the resignation to allow the director to remain on the Board of Directors but agreeing that the director will not be nominated for re-election upon expiration of the director’s term; or (d) deferring acceptance of the director’s resignation until the Board of Directors can find a replacement director with the necessary qualifications to fill the vacancy that accepting the resignation would create.

Code of Conduct and Ethics

All of our directors, officers and employees are expected to act ethically, legally and with integrity at all times and are obligated to comply with our Code of Conduct and Ethics, as well as our other policies and standards of conduct. A copy of our Code of Conduct and Ethics may be obtained, without charge, by written request to our Chief Compliance Officer at ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923.

Communications with Directors

Stockholders and other interested persons may send communications to the directors. Written correspondence should be addressed to the director or directors in care of the Chief Compliance Officer at ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923. Stockholders and other interested persons may also send email to the directors at directors@abiomed.com. Complaints or concerns relating to our financial reporting, accounting, internal accounting controls or auditing will be referred to the chair of our Audit Committee. Other communications may be referred to the directors as a group, or to an individual director, as appropriate.

Compensation of Directors

For fiscal 2015, each of our non-employee directors received an annual retainer of $45,000 or an equivalent value of our common stock, determined as of the date of grant, at the individual’s option. Our Lead Director receives an additional $25,000 annually. The Chair of our Audit Committee receives an additional $20,000 annually, the Chair of our Compensation Committee receives an additional $15,000 annually, and the Chair of our Nominating and Governance Committee receives an additional $10,000 annually. In addition, members of our Audit Committee each receive an additional $10,000 annually, members of our Compensation Committee each receive an additional $7,500 annually, and members of our Nominating and Governance Committee each receive an additional $5,000 annually. If our Board of Directors or any of its Committees has an unusually large number of meetings in any one year, our Board of Directors has the authority to pay each director an additional $1,200 for attendance at meetings of our Board of Directors and $1,000 for attendance at meetings of Committees of our Board of Directors. Similarly, our Board of Directors has the authority to pay $1,000 to the Chair of our Audit Committee for attendance at meetings of our Audit Committee, $1,000 to the Chair of our Compensation Committee for attendance at meetings of our Compensation Committee, and $1,300 to the Chair of our Nominating and Governance Committee for attendance at meetings of our Nominating and Governance Committee. We made no such additional payments in fiscal 2015.

Beginning with this annual meeting, the annual equity compensation awarded to each non-employee director who continues to serve as a director after our annual meeting or special meeting in lieu thereof will be a in the form of restricted stock units covering 4,600 shares of our common stock, which will vest on an annual basis. We have also established guidelines that require each director to beneficially own shares of our common stock with the equivalent value, as of the acquisition date, of at least three times the annual cash retainer for a director, which is currently $45,000. Each director is expected to achieve such stock ownership requirements by the later of the 2016 Annual Meeting of Stockholders or five years from the date the person first became a director. All of our non-employee directors other than Dr. Rose, who joined our Board of Directors in August 2014, have already met the stock ownership requirement.

Our non-employee directors are also eligible to receive non-qualified stock option awards under our 2008 Stock Incentive Plan. It is currently our policy to grant a stock option to purchase 15,000 shares of our common stock upon the appointment of a new non-employee director, with an exercise price equal to the fair market value of our common stock on the date of grant, and which award will vest annually over three years.

Our Board of Directors has adopted, effective June 29, 2015, a non-employee director retirement policy that provides for the accelerated vesting of all stock options, restricted stock units and other equity awards held by a non-employee director if he or she permanently ceases his or her service on our Board of Directors by reason of death, disability, or the non-employee director’s retirement following at least five years of service and so long as his or her age plus service equals or exceeds 65.

Our directors are also eligible for additional compensation in the event that they perform additional services for us in excess of the normal time commitments we expect of our directors. In fiscal 2015, we paid no such additional compensation.

The following table provides information regarding the compensation earned by our non-employee directors with respect to fiscal 2015. The compensation of Michael R. Minogue, our Chairman, is reported below under the heading “Executive Compensation.”

Compensation of Non-Employee Directors

for Fiscal 2015

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
W. Gerald Austen	52,500	198,221	—	250,721
Louis E. Lataif	55,000	198,221	—	253,221
Dorothy E. Puhy	95,000	198,221	—	293,221
Eric A. Rose	28,427	198,221	—	226,648
Martin P. Sutter(3)	65,000	198,221	—	263,221
Henri A. Termeer	62,500	198,221	—	260,721
Paul G. Thomas	55,000	198,221	—	253,221

(1)	Amounts shown represent the aggregate grant date fair value of 7,740 restricted stock units granted on August 13, 2014 to each non-employee director under our 2008 Stock Incentive Plan, computed in accordance with FASB ASC Topic 718, disregarding the effect of estimated forfeitures. The underlying valuation assumptions are discussed in Note 10 to our consolidated financial statements for our fiscal year ended March 31, 2015, included in our Annual Report on Form 10-K for the year ended March 31, 2015. As required by applicable SEC rules, awards are reported in the year of grant. As of March 31, 2015, our non-employee directors held the following aggregate numbers of restricted stock unit awards: Dr. Austen (12,900); Mr. Lataif (14,678); Ms. Puhy (14,678); Dr. Rose (7,740); Mr. Sutter (14,678); Mr. Termeer (14,678); and Mr. Thomas (14,678).
(2)	As of March 31, 2015, our non-employee directors held the following aggregate numbers of stock option awards: Dr. Austen (0); Mr. Lataif (77,000); Ms. Puhy (56,500); Dr. Rose (32,000); Mr. Sutter (61,000); Mr. Termeer (66,000); and Mr. Thomas (25,000).
(3)	Martin P. Sutter elected to receive all fees payable to him for his service as a director in fiscal 2015 in shares of our common stock. As a result, we issued to him 646 shares of our common stock on June 30, 2014, 655 shares of our common stock on September 30, 2014, 427 shares of our common stock on December 31, 2014 and 226 shares of our common stock on March 31, 2015. All shares of common stock granted to Mr. Sutter in fiscal 2015 were based on the closing price on the date of issue.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Martin P. Sutter (Chair), W. Gerald Austen and Henri A. Termeer. No member of our Compensation Committee is a former or current officer or employee of the Company. Mr. Minogue, while not a member of the Compensation Committee, makes recommendations to the Compensation Committee regarding the compensation of executive officers other than himself, including the awards of stock options, restricted stock and restricted stock units, and often participates in the Compensation Committee’s deliberations but does not vote on such matters. None of our executive officers serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as members of our Board of Directors or Compensation Committee.

Certain Relationships and Related-Person Transactions

There were no related-person transactions in fiscal 2015. Under its charter, the Audit Committee of our Board of Directors is responsible for reviewing any proposed related-party transaction, as defined under the rules of the Nasdaq Stock Market, and, if appropriate, approving such transaction. In addition, the conflict of interest section in our Code of Conduct provides that specified conflict of interest transactions are prohibited. Examples of these conflict of interest transactions include serving as a director, officer or employee of or consultant to any competitor or any entity that does business with us or having a substantial undisclosed direct or indirect interest in any entity that does business with us. Other than the foregoing, we have no established policies or procedures, written or otherwise, for the review, approval or ratification of transactions with related persons.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis describes the material elements of our compensation programs as they relate to our executive officers who are listed in the following compensation tables. These executive officers are referred to in this compensation discussion and analysis and the following tables as our “named executive officers.” This compensation discussion and analysis focuses on the information contained in the following tables and related footnotes, and also describes other arrangements and actions taken since March 31, 2015 to the extent such discussion enhances the understanding of our executive compensation for fiscal 2015. Mr. Bowen, our Vice President, Chief Financial Officer and Treasurer, will step down from this position, effective July 15, 2015, in connection with his retirement.

Overview

The Compensation Committee oversees and administers our executive compensation program. The primary objectives of the compensation programs are:

•	to attract, retain and motivate key executives, and

•	to reward superior financial, strategic and operational performance that is achieved in a manner consistent with our team-oriented values.

The compensation of our named executive officers in fiscal 2015 consisted of base salary, cash bonus, the grant of equity incentives and participation in benefit plans generally available to all employees. The largest component of our named executive officers’ annual compensation program is equity incentives, followed by, depending on the individual, cash bonuses or base salary. As of March 31, 2015, equity incentives have been awarded to our executives in the form of stock options, restricted stock, and time- and performance-based restricted stock units. Our named executive officers are assessed and ranked annually on a scale of 1 to 4 on the basis of demonstrated results relative to pre-established goals, as well as subjective leadership qualities. The ranking that a named executive officer receives each year generally has a direct and material impact on the cash bonus, option and restricted stock unit grants that such officer receives, as well as his annual increase in base salary.

Effect of 2014 Say-On-Pay Vote

At our 2014 annual meeting of stockholders, approximately 97% of the votes cast on the advisory vote on executive compensation were in favor of the Company’s executive compensation disclosed in the proxy statement. These results convey strong shareholder support for the Company’s executive compensation programs and the Compensation Committee’s decisions. The Compensation Committee did not make any significant adjustments to its executive compensation program during 2015 as a result of the vote. While our shareholders have consistently supported our compensation decisions, the Compensation Committee will continue to regularly review, assess and, when appropriate, adjust the Company’s compensation programs based on feedback from our shareholders, best practices, and compensation trends. In particular, the Compensation Committee continues to evaluate the performance-based restricted stock unit component of our executive compensation program, which it currently believes reflects and reinforces our pay-for-performance philosophy.

Highlights of Fiscal 2015 Performance

Fiscal 2015 was a strong year for ABIOMED, with the Company succeeding on critical metrics such as the number of supported patients, regulatory approvals, revenue, profits, market capitalization, publications, the resolution of outstanding litigation, and solidifying our position with respect to clinical guidelines and intellectual property. Highlights of our fiscal 2015 performance include:

•	U.S. Food and Drug Administration (“FDA”) pre-market approval of High Risk PCI/Impella® 2.5

•	FDA human device exemption approval of Right Ventrical Support/Impella RP™

•	The Impella device has become the most widely used temporary heart support pump in the U.S., is in six clinical guidelines, and has supported over 30,000 patients

•	Total revenue for fiscal 2015 of $230.3 million, an increase of 25% over fiscal year 2014

•	GAAP net income of $114 million, or $2.65 per diluted share for fiscal 2015, compared to $7.4 million, or $0.18 per diluted share for fiscal 2014

Compensation Consultants and Peer Groups

To assist us in making compensation decisions in fiscal 2015, including salary increases and our decisions about equity incentive compensation, we were advised by the compensation consultant Radford, an Aon Hewitt Company—a division of Aon Corporation, who has been engaged by the Compensation Committee.

We look at peer group data provided to us by our compensation consultant for comparative purposes. The peer group data we looked at when determining fiscal 2015 salary and bonus consisted of the following 17 companies: Accuray Incorporated, AngioDynamics, Inc., Atrion Corporation, Cantel Medical Corp., Cardiovascular Systems Inc., Cyberonics, Inc., DexCom, Inc., Endologix, Inc., HeartWare International, Inc., ICU Medical Inc., Insulet Corporation, Merit Medical Systems, Inc., Natus Medical Inc., NxStage Medical, Inc., The Spectranetics Corporation, Thoratec Corporation and Volcano Corporation. These companies are all in the healthcare equipment and supplies industry and were chosen based on having similar employee size, revenues, or revenue growth (over a one- and three-year period) and also having a similar gross margin and market value. We also looked at competitive market data from the Radford Global Life Sciences Survey, effective as of February 1, 2014, focusing on U.S. publicly traded medical device companies with annual revenue between $50 million and $550 million, a median headcount of 530, and median annual revenue of $214 million, to compare market compensation levels for each element of our compensation.

We generally strive for base salary to be at the 50th percentile of the market represented by our peer group and broader market survey data and to provide a 75th percentile opportunity relative to such market, based on target performance, with respect to each of total cash compensation and equity compensation. We believe that the target performance metrics for our annual cash bonuses and performance-based equity awards are rigorous goals that will only be achieved with strong performance. We also take into account the relatively higher cost-of-living in the greater Boston area where our corporate headquarters is located for purposes of determining base salaries and cash bonus and equity award opportunities.

Compensation Program Elements

Base Salary

We pay each of our named executive officers a base salary to provide a baseline level of compensation that is both competitive with the external market and commensurate with each employee’s past performance, experience, responsibilities and skills. We generally target base salaries for our named executive officers around the 50th percentile of our external market peers, as described above, and then make adjustments based on the factors described above, as well as the relatively higher cost-of-living in the greater Boston area. The Chief Executive Officer recommended (for named executive officers other than himself) and the Compensation Committee approved base salary increases for fiscal 2015 for all of our named executive officers in the range of 2% to 6%, based on performance and the prior year’s salary relative to market compensation. For our named executive officers other than Mr. Minogue, the percentage increase directly corresponded to the named executive officer’s overall performance ranking of 1 to 4 (as described in more detail under “Cash Bonus” below). Factors taken into account for Mr. Minogue’s 3% base salary increase included a review of peer group and survey data and an assessment of his and the Company’s performance. For fiscal 2016, our Compensation Committee recently approved increases to the base salary of all of our named executive officers, in the range of 3% to 17%.

Cash Bonus

We maintain an annual cash bonus program, the purpose of which is to motivate and reward the attainment of our annual financial, strategic and operational goals as well as the attainment of individual goals. For each named executive officer, 70% of the executive’s fiscal 2015 target bonus opportunity was based on achievement of corporate goals and 30% was based on a subjective assessment of the executive’s overall individual performance, based on factors including professional competency, work efforts, leadership, and integrity.

Company performance goals are developed by our Chief Executive Officer, Mr. Minogue, in consultation with other members of management and presented to our Board of Directors on an annual basis. Individual performance goals for our named executive officers are established by Mr. Minogue and discussed with the Compensation Committee, while those for Mr. Minogue are developed by the Compensation Committee and the Lead Director.

Actual cash bonus awards can range from zero to more than target levels, depending on the degree to which the Company and the executive achieve the goals for the particular year. Based on Company and individual performance against specified goals, the assessment of an executive’s leadership, and an executive’s base salary relative to market, total cash compensation may be above or below market median.

For all named executive officers, annual cash bonus opportunities for fiscal 2015 were targeted at a level that represented a meaningful portion of each executive’s current base salary. For fiscal 2015, target bonus opportunities for our named executive officers other than Mr. Minogue ranged from 60% to 70% of base salary. Mr. Minogue’s fiscal 2015 target bonus opportunity was equal to 120% of his base salary, which, when combined with his base salary, resulted in his target total cash compensation being at the 75th percentile of the market represented by our peer group and broader market survey data.

For fiscal 2015 bonuses, the goals selected were intended to strike a balance among fiscal, strategic and operational performance. The performance goals varied depending on each executive’s duties and responsibilities and were weighted according to the importance of the goal to our overall strategic objectives for the fiscal year. Company performance goals for fiscal 2015 included revenue growth, as described below, improving customer satisfaction, hiring and retaining top talent and decreasing turnover rates, maintaining DRGs through ICD-10 introduction and maintaining 100% LCD coverage, obtaining FDA pre-market approval (“PMA approval”) or a successful PMA panel, and maintaining regulatory compliance and operational predictability. The Compensation Committee believes that the selected goals were challenging for the management team and the Company to achieve. The Compensation Committee believes that the challenging nature and the selection of performance goals most effectively align management incentives with enhancement of long-term stockholder value.

At the end of each fiscal year, each named executive officer is evaluated on a scale of 1 through 4 for each corporate goal and is evaluated on a scale of 1 through 4 based on a subjective assessment of his individual performance, as described above. The revenue targets used in the rating system for all named executive officers for fiscal 2015 ranged from a rating of 1 for revenue below $205 million, a rating of 2 for revenue of $205 million to $209 million, a rating of 3 for revenue of $209 million to $212 million and a rating of 4 for revenue above $212 million. These goals are generally set so that the expected outcome would be a 2 or 3 rating, with a 4 rating being very difficult to achieve.

For fiscal 2015, an average rating (with Company goals weighted at 70%, and individual goals weighted at 30%) of 3 or 4 resulted in a recommendation of 110% or 120%, respectively of bonus target for our named executive officers other than Mr. Minogue. These recommendations, however, are not formulaically determined at the beginning of the year. The rating system is a method for determining fiscal year performance against set goals, but the bonus payments are still discretionary. Bonuses for named executive officers other than the Chief Executive Officer are recommended by Mr. Minogue, but the Compensation Committee has the discretion to alter actual bonus awards from the Chief Executive Officer’s recommendation, either up or down. In addition, the Compensation Committee has complete discretion in determining Mr. Minogue’s annual bonus, which historically has been determined based on Company performance.

For fiscal 2015, the Compensation Committee endorsed, and did not alter, the bonus amounts proposed by the Chief Executive Officer for the other named executive officers. Actual bonus awards made to our named executive officers other than Mr. Minogue for fiscal 2015 ranged from approximately 110% to 120% of the officer’s target bonus, with an average award equal to approximately 117.5% of the target bonus. Mr. Minogue was awarded 150% of his target bonus, based primarily on overall Company performance, including obtaining PMA approval of Impella 2.5 and strong performance as measured by the Company’s revenue growth and stock price appreciation. These variations from target were reflections of each individual’s degree of success in meeting his performance goals as well as his contribution to our meeting our objectives for the year.

Equity Incentives

We offer equity incentives to the majority of employees to foster a culture of ownership, align compensation with stockholder interests and promote long-term retention and affiliation with the organization. Each year, the Compensation Committee determines the types and sizes of awards to be used for delivering such incentives. In doing so, the Compensation Committee considers the ability of each type and size of award to achieve key compensation objectives (such as employee retention, motivation and attraction), the needs of the business, competitive market practices, dilution and expense constraints, as well as tax and accounting implications.

In determining the level of stock option and restricted stock unit awards to grant our named executive officers for fiscal 2015, the Compensation Committee followed a process similar to that employed for prior fiscal years. The Compensation Committee approved stock option and restricted stock unit awards based on individual performance rankings for fiscal 2014 in an effort to ensure that top-performing employees receive larger awards to reward them for their performance. The Compensation Committee believes that the use of performance-based awards together with time-based awards in the form of stock options and restricted stock units allows us to effectively retain and reward those employees who have the potential to make the greatest contributions to our long-term success.

For fiscal 2015, the Compensation Committee approved for our named executive officers stock options, time-based restricted stock units, and performance share awards in the form of restricted stock unit awards. The stock option grants, which were granted to Messrs. Minogue, Bolt and Howley and Dr. Weber, are subject to time-based vesting and will vest over three years at a rate of 33-1/3% annually on each anniversary of the date of grant. Messrs. Minogue, Bolt and Howley and Dr. Weber were each granted restricted stock unit awards that are subject only to time-based vesting and also vest in three equal annual installments on each anniversary of the date of grant. Each of our named executive officers was granted restricted stock unit awards that were eligible to performance vest based on the achievement of fiscal 2015 revenues from the sales of products and services which occurred during the ordinary course of business of between $205 million and $212 million. None of the shares would performance vest if the revenue was less than $205 million, a ratable amount between 50% and 100% would vest at revenues between $205 million and $209 million, and a ratable amount between 100% and 150% would vest at revenues between $209 million and $212 million. Once the Compensation Committee determined the number of shares covered by the award based on achievement of fiscal 2015 revenue, one-third of the shares would immediately time vest, and half of the remaining shares would time vest on each of the second and third anniversaries of the date of grant. During fiscal 2015, our revenues earned from the sales of products and services which occurred during the ordinary course of business was $230.3 million, resulting in approximately 150% of the shares subject to the restricted stock unit awards performance vesting. One third of the earned restricted stock units have time vested and the remaining units will be eligible to vest on May 14, 2016 and May 14, 2017. Mr. Minogue, Dr. Weber and Mr. Bolt were also granted restricted stock unit awards that were eligible to vest if, on or before May 14, 2017, the Company received pre-market approval from the FDA of Impella 2.5 that does not restrict its use for high risk PCI. If such approval was received, 50% of the restricted stock units would vest at the time approval is received, and 50% would vest on the first anniversary of such approval, subject to the executive remaining employed with us through the applicable vesting date. Pre-market approval was achieved as of March 23, 2015, resulting in the vesting of half of these restricted stock units with the remaining half eligible to vest on March 23, 2016.

The Compensation Committee recently made our annual equity grants for fiscal 2016. The grants made for fiscal 2016 were in the form of stock options and restricted stock unit awards, some with time-based vesting and others with both time- and performance-based vesting. The stock option grants are subject to time-based vesting and will vest over three years at a rate of 33-1/3% annually on each anniversary of the date of grant. A portion of the restricted stock unit awards granted to our named executive officers for fiscal 2016 are subject only to time-based vesting and vest in three equal installments annually over three years. The remaining restricted stock unit awards have both time- and performance-based vesting. Fiscal 2016 revenue performance will determine the percentage of the target award that will be eligible to time vest (0%, or a ratable amount from 50% to 150% of the underlying restricted stock units). One third of the units eligible for time vesting will vest on the date that the Compensation Committee determines the number of units eligible for time vesting based on our achievement of fiscal 2016 revenue, one third of the units eligible for time vesting will vest on the second anniversary of the date of grant, and one third of the units eligible for time vesting will vest on the third anniversary of the date of grant. In addition, Mr. Minogue and Dr. Weber each received a supplemental time- and performance-based restricted stock unit award that will vest based on the Company’s total shareholder return as compared with that of the companies in the S&P Health Care Equipment Select Industry Index measured over a three-year period (0%, or a ratable amount from 100% to 300% of the underlying restricted stock units), with half of the units that are earned based on performance vesting on the date that the Compensation Committee determines the Company’s relative total shareholder return and the remaining half of the earned units vesting one year thereafter.

Since 1998, we have made our annual merit equity grants in conjunction with our annual performance appraisal process, which takes place after the close of our fiscal year. Establishing a consistent annual grant pattern has allowed us to incorporate the results of our internal performance reviews and rankings. The date of each annual merit grant is the date upon which the Compensation Committee approves the individual grants. It has been our practice to hold this Compensation Committee meeting after the announcement of year-end results. Consistent with our historical stock option grant practice, the exercise price of stock options granted as part of the annual merit grant is the closing price of our common stock on the date of grant. Stock options granted to new hires are ordinarily granted and priced on the date of hire. To further align the interests of our executives with our long-term interests and those of our stockholders, the Compensation Committee takes a portfolio approach to equity incentive awards targeted in total at approximately the market 75th percentile relative to our peer group and broader market survey data, with a core annual grant targeted at the market 50th percentile split equally between time-vested stock options and time-vested restricted stock units, and a stretch to the market 75th percentile through time- and performance-vested restricted stock units. The Compensation Committee takes this approach because it believes that equity compensation that vests over time, in combination with performance-vesting equity awards that are based on the achievement of revenue targets and other important performance goals (e.g., regulatory approval of our key products), provides strong retention value, incentivizes our executives to achieve key performance goals, and aligns their interests with those of our stockholders.

Other Compensation

The amounts shown in the Summary Compensation Table under the heading “All Other Compensation” represent the value of certain other compensation received, which is described in detail in the accompanying footnotes. Our Chief Executive Officer and other named executive officers received the following benefits in fiscal 2015: matching contributions to our 401(k) plan, which are available to substantially all of our employees, life insurance premiums and long-term disability insurance premiums. We believe that such perquisites represent typical elements of executive compensation. In addition, our named executive officers are entitled to certain benefits in connection with certain terminations of employment and/or in connection with a change of control, as further described in “Agreements with Named Executive Officers.”

Stock Ownership Guidelines

Effective June 29, 2015, our Board of Directors has adopted stock ownership guidelines for our executive officers. Under the guidelines, our Chief Executive Officer will be required to hold shares of our common stock equal to at least three times his annual salary, and our other executive officers will be required to hold shares of our common stock equal to at least one times his or her annual salary. Our executive officers will be required to meet these ownership levels by the later of June 29, 2020 and five years after the date he or she was initially designated an executive officer of the Company.

Recoupment of Compensation

Our Board of Directors adopted a recoupment (clawback) policy, effective June 29, 2015, covering executive officers of the Company. The policy provides that if the Company is required to restate its financial results due to material noncompliance with financial reporting requirements under the securities laws, the Compensation Committee may seek reimbursement of any cash- or equity-based bonus or other incentive compensation paid or awarded to the officer or effect cancellation of previously granted equity awards to the extent the bonus or incentive compensation was based on erroneous financial data and was in excess of what would have been paid to the officer under the restatement.

Tax Implications

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for taxable compensation over $1 million paid to certain executives. However, compensation that qualifies as “performance-based compensation” is not subject to this limitation on deductibility. Performance-based compensation generally includes only payments that are contingent upon the achievement of pre-established performance objectives, and excludes any fixed or guaranteed payments.

The Compensation Committee considers the impact of the deductibility rules in developing and administering our compensation programs. However, this consideration is balanced with our primary goal of structuring compensation programs to attract, reward, motivate and retain highly talented executives. Accordingly, since our compensation objectives are not always consistent with the requirements for full deductibility, we have entered, and may in the future enter, into compensation arrangements under which payments are not deductible under Section 162(m).

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the contents of the Compensation Discussion and Analysis set forth above. Based on its review and discussion, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended March 31, 2015.

Compensation Committee

Martin P. Sutter (Chair)

W. Gerald Austen

Henri A. Termeer

Summary Compensation

The following table provides a summary of all compensation earned with respect to fiscal 2015, 2014, and 2013 by Michael R. Minogue, our President, Chief Executive Officer and Chairman of our Board, Robert L. Bowen, who served as our former Vice President, Chief Financial Officer and Treasurer until July 15, 2015, and our three most highly compensated executive officers other than our Chief Executive Officer and Chief Financial Officer who were serving as executive officers at the end of our most recently completed fiscal year.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary($)	Stock Award(s) ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Michael R. Minogue	2015	537,876	3,135,525	746,181	968,177	5,692	5,393,451
President, Chief Executive Officer and Chairman of the Board	2014	519,663	1,921,450	824,024	699,344	5,567	4,606,673
	2013	495,907	1,525,920	1,013,490	730,080	5,377	3,770,774

Robert L. Bowen	2015	323,322	258,600	—	213,393	11,979	807,294
Former Vice President, Chief Financial Officer and Treasurer(5)	2014	315,946	370,400	193,888	180,680	8,567	1,173,657
	2013	309,752	314,160	202,698	155,384	7,374	989,367

David M. Weber	2015	350,381	657,275	131,679	294,320	4,826	1,438,481
Chief Operating Officer	2014	341,844	532,450	222,971	228,435	4,753	1,492,503
	2013	330,859	448,800	253,373	217,000	4,644	1,254,676

William J. Bolt	2015	294,565	646,500	131,679	212,087	7,037	1,291,868
Senior Vice President, Global Product Operations	2014	284,597	393,550	193,888	188,750	6,864	1,183,399
	2013	274,227	364,650	202,698	152,710	6,654	1,000,939

Michael G. Howley	2015	306,696	366,350	219,465	239,223	4,395	1,136,129
Vice President and General Manager, Global Sales and Marketing	2014	296,970	463,000	242,360	185,671	4,308	1,331,209
	2013	275,783	398,310	253,373	200,454	2,238	1,130,157

(1)	Amounts shown represent the aggregate grant date fair value of awards of restricted stock or restricted stock units made to the named executive officer in the year indicated, computed in accordance with FASB ASC Topic 718, disregarding the effect of estimated forfeitures. As required by applicable SEC rules, awards are reported in the year of grant. The underlying valuation assumptions are discussed in Note 10 to our consolidated financial statements for our fiscal year ended March 31, 2015, included in our Annual Report on Form 10-K for the year ended March 31, 2015. For fiscal year 2013, the grant date fair value of performance-based awards assumed performance at the maximum payout level. For fiscal years 2014 and 2015, the grant date fair value of performance-based awards assumed performance at the target payout level. The grant date fair value of performance-based awards at the maximum payout level for fiscal year 2014 was $2,558,075 for Mr. Minogue, $474,575 for Mr. Bowen, $694,500 for Dr. Weber, $509,300 for Mr. Bolt, and $601,900 for Mr. Howley. The grant date fair value of performance-based awards at the maximum payout level for fiscal year 2015 was $3,577,300 for Mr. Minogue, $387,900 for Mr. Bowen, $738,088 for Dr. Weber, $721,925 for Mr. Bolt, and $474,100 for Mr. Howley.
(2)	Amounts shown represent the aggregate grant date fair value of option awards made to the named executive officer in the year indicated, computed in accordance with FASB ASC Topic 718, disregarding the effect of estimated forfeitures. Fair value is calculated using the Black-Scholes value on the grant date. As required by applicable SEC rules, awards are reported in the year of grant. The underlying valuation assumptions are discussed in Note 10 to our consolidated financial statements for our fiscal year ended March 31, 2015, included in our Annual Report on Form 10-K for the year ended March 31, 2015.

(3)	Reflects amounts that were earned under our annual cash bonus plan for fiscal 2013, fiscal 2014 and fiscal 2015 performance and that were determined and paid during the first quarter of each following fiscal year.
(4)	Reflects (a) $1,500 matching contribution for each of Messrs. Minogue, Bowen, Bolt and Dr. Weber to the ABIOMED Retirement Savings Plan for each fiscal year and (b) the following long-term disability (“LTD”) and life insurance premiums for fiscal 2015: Mr. Minogue: LTD, $2,355, and life insurance, $1,837; Mr. Bowen: LTD, $1,418, and life insurance, $9,061; Dr. Weber: LTD, $1,537, and life insurance, $1,790; Mr. Bolt: LTD, $1,290, and life insurance, $4,247; and Mr. Howley: LTD, $1,345, and life insurance, $1,550.
(5)	Mr. Bowen’s employment with us will terminate effective July 15, 2015 upon his retirement.

Plan-Based Awards

The following table provides information regarding grants of plan-based awards to the named executive officers during fiscal 2015.

Grants of Plan-Based Awards

for Fiscal 2015

Name	Grant Date(1)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5)
		Target ($)(2)	Target (#)(3)	Maximum (#)(3)
Michael R. Minogue	5/14/2014	645,451	121,000	141,500	24,500	85,000	21.55	3,881,706
Robert L. Bowen	5/14/2014	193,993	12,000	18,000	—	—	21.55	258,600
David M. Weber	5/14/2014	245,267	25,500	29,250	5,000	15,000	21.55	788,954
William J. Bolt	5/14/2014	176,739	25,000	28,500	5,000	15,000	21.55	778,179
Michael G. Howley	5/14/2014	199,352	10,000	15,000	7,000	25,000	21.55	585,815

(1)	Reflects the dates on which the grants of stock options or restricted stock units were approved by the Compensation Committee. No named executive officer paid any amount to us in consideration for the grant of any stock options or restricted stock units.
(2)	Represents potential target payouts set at the beginning of the fiscal year under our annual cash bonus program. The amounts actually paid with respect to fiscal 2015 are reported in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.” There are no established thresholds or maximums with respect to our annual cash bonuses.
(3)	Represents shares of our common stock subject to restricted stock unit awards granted under our 2008 Stock Incentive Plan. For each named executive officer, a portion of these shares (or all shares in the case of Messrs. Bowen and Howley) vests based on the achievement of revenue goals for fiscal 2015, and for Mr. Minogue, Dr. Weber and Mr. Bolt, a portion of these shares vest based on Food and Drug Administration pre-market approval of Impella 2.5 for high risk PCI on or before May 14, 2017.
(4)	Represents shares of our common stock subject to restricted stock unit awards granted under our 2008 Stock Incentive Plan that are subject to time-based vesting over three years.
(5)	Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown reflect the grant date fair values of the awards computed in accordance with FASB ASC Topic 718. For stock options, fair value is calculated using the Black-Scholes value on the grant date. In calculating these values, we used the assumptions described in Note 10 to our consolidated financial statements included in our annual report on Form 10-K filed with the SEC for the year ended March 31, 2015. The grant date fair value of performance-based restricted stock units is determined based on the probable outcome of the performance conditions associated with the awards. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The actual amount of compensation that may be earned by the named executive officer will depend on the extent to which the awards vest and the price of our common stock at the time of exercise or vesting.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards held by the named executive officers on March 31, 2015.

Outstanding Equity Awards

on March 31, 2015

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)(2)	Market Value of Shares or Units of Stock That Have Not Vested($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested(#)(4)	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units That Have Not Vested ($)(3)
Michael R. Minogue	85,000	—	11.27	5/30/2017	223,370	15,988,825	50,000	3,579,000
	6,750	—	18.63	8/13/2018
	43,333	—	13.80	5/23/2018
	203,500	—	5.86	5/28/2019
	105,000	—	10.03	6/3/2020
	50,000	50,000	22.44	5/22/2022
	21,250	63,750	23.15	5/14/2023
	—	85,000	21.55	5/14/2024

Robert L. Bowen	100,000	—	15.92	12/22/2018	36,613	2,620,759	—	—
	7,500	—	10.03	6/3/2020
	10,000	10,000	22.44	5/22/2022
	5,000	15,000	23.15	5/14/2023

David M. Weber	100,000	—	13.88	4/23/2017	52,267	3,741,272	—	—
	12,000	—	13.80	5/23/2018
	85,500	—	5.86	5/28/2019
	50,000	—	10.03	6/3/2020
	12,500	12,500	22.44	5/22/2022
	5,750	17,250	23.15	5/14/2023
	—	15,000	21.55	5/14/2024

William J. Bolt	9,666	—	13.80	5/23/2018	45,102	3,228,401	—	—
	30,000	—	10.03	6/3/2020
	10,000	10,000	22.44	5/22/2022
	5,000	15,000	23.15	5/14/2023
	—	15,000	21.55	5/14/2024

Michael G. Howley	25,000	—	5.23	3/5/2019	45,748	3,274,642	—	—
	30,000	—	10.03	6/3/2020
	12,500	12,500	22.44	5/22/2022
	6,250	18,750	23.15	5/14/2023
	—	25,000	21.55	5/14/2024

(1)	These stock options vest 25% annually over four years on each anniversary of the date of grant, except that the final award of stock option grants shown above for each named executive officer other than Mr. Bowen vests 33-1/3% annually over three years on each anniversary of the date of grant.
(2)	Represents the following number of restricted stock units that will vest on May 22, 2015, subject to the executive’s continued employment through such date: Mr. Minogue, 5,667 restricted stock units; each of Messrs. Bowen, Bolt, and Howley, 1,667 restricted stock units; and Dr. Weber, 2,167 restricted stock units. Represents the following number of restricted stock units that half of which will vest on May 14, 2015 and half of which will vest on May 14, 2016: Mr. Minogue, 18,667 restricted stock units; each of Messrs. Bowen and Bolt, 4,667 restricted stock units; Dr. Weber, 6,000 restricted stock units; and Mr. Howley, 5,334 restricted stock units. Represents the following number of restricted stock units, one third of which will vest on each of May 14, 2015, May 14, 2016, and May 14, 2016, subject to the executive’s continued employment through such date: Mr. Minogue, 24,500 restricted stock units; Dr. Weber and Mr. Bolt, 5,000 restricted stock units; and Mr. Howley, 7,000 restricted stock units. Represents the following number of restricted stock units that performance vested based on Fiscal 2013 revenue and are eligible to vest on May 22, 2015, subject to the executive’s continued employment through such date: Mr. Minogue, 25,500 restricted stock units; Mr. Bowen 4,500 restricted stock units, Dr. Weber, 6,750 restricted stock units; Mr. Bolt, 5,625 restricted stock units; and Mr. Howley, 6,375 restricted stock units. Represents the following number of restricted stock units that performance vested based on Fiscal 2014 revenue, half of which are eligible to vest on May 14, 2015 and half of which are eligible to vest on May 14, 2016, subject to the executive’s continued employment through such date: Mr. Minogue, 47,536 restricted stock units; Mr. Bowen, 7,779 restricted stock units; Dr. Weber, 12,100 restricted stock units; Mr. Bolt, 8,643 restricted stock units; and Mr. Howley, 10,372 restricted stock units. Represents the following number of restricted stock units that performance vested based on Fiscal 2015 revenue, one third of which is eligible to vest on each of May 5, 2015, May 14, 2016, and May 14, 2017, subject to the executive’s continued employment through such date: Mr. Minogue, 61,500; Mr. Bowen, 18,000; Dr. Weber, 11,250; Mr. Bolt, 10,500; and Mr. Howley, 10,500. Represents the following number of restricted stock units that performance vested based on the Company having received a certain pre-market approval from the Food and Drug Administration of Impella 2.5 prior to May 17, 2017, which are eligible to vest on March 23, 2016, subject to the executive’s continued employment through such date: Mr. Minogue, 40,000; and each of Dr. Weber and Mr. Bolt, 9,000.
(3)	The market value of unvested shares of restricted stock is based on $71.58, the closing market price of our common stock on March 31, 2015, the last trading date of fiscal 2015.
(4)	Represents 50,000 restricted stock units held by Mr. Minogue that will performance vest if the Company receives Japanese regulatory approval by December 31, 2015.

Option Exercises and Vesting of Stock

The following table provides information regarding the exercise of stock options by our named executive officers and the vesting of stock awards held by them during fiscal 2015.

Option Exercises and Stock Vested during Fiscal 2015

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael R. Minogue	246,383	7,273,535	139,334	4,566,697
Robert L. Bowen	—	—	18,834	400,297
David M. Weber	37,500	1,766,796	33,917	1,082,644
William J. Bolt	75,300	2,763,942	28,625	970,195
Michael G. Howley	15,000	480,000	22,542	479,249

(1)	The value realized on exercise of stock option awards is based on the closing market price of our common stock on the date of exercise of the option award.
(2)	The value realized on vesting of stock awards is based on the closing market price of our common stock on the date of vesting of the stock award.

Arrangements with Named Executive Officers

Employment Agreements. On April 5, 2004, we entered into an employment agreement with Michael R. Minogue in which we agreed to employ Mr. Minogue as our President and Chief Executive Officer, reporting to our Board of Directors. The agreement initially provided for an annual salary of $325,000 for the fiscal year ended March 31, 2005, and a target bonus for such fiscal year of up to $325,000. Mr. Minogue’s employment agreement also provides that our Compensation Committee will review Mr. Minogue’s salary and target bonus on an annual basis. In addition, pursuant to the employment agreement, Mr. Minogue was granted options to purchase 400,000 shares of our common stock on his date of hire. The agreement also provides for, among other things, certain vacation, life insurance and other benefits to Mr. Minogue. The employment agreement has an indefinite term, and is terminable by either party by notice to the other. On May 13, 2015, Mr. Minogue’s salary was increased to $629,853. Mr. Minogue’s current target bonus is 120% of his base salary. Salary is payable in semi-monthly installments in accordance with our practice.

On December 15, 2008, Robert L. Bowen accepted our offer letter to become our Chief Financial Officer. The offer letter provided that Mr. Bowen would receive an annual salary of $290,000 and sets his target annual bonus at $150,000 for outstanding performance. This target bonus was pro-rated for the remainder of fiscal 2009. The offer letter provided for the grant to Mr. Bowen of a stock option to purchase 100,000 shares of our common stock on his date of hire, vesting annually over four years. On May 13, 2015, Mr. Bowen’s salary was increased to $333,022. Mr. Bowen’s target bonus had been 60% of his base salary. Mr. Bowen’s employment with us terminated July 15, 2015 pursuant to his retirement. In connection with his retirement, the Company has entered into a retirement agreement with Mr. Bowen that provides that all stock options and restricted stock units held by Mr. Bowen on his separation date will remain outstanding and eligible to vest until January 31, 2017. The agreement also allows Mr. Bowen until January 31, 2017 to exercise any stock options held by him that are vested as of his retirement date or that vest between his retirement date and January 31, 2017.

On April 10, 2007, Dr. David M. Weber accepted our offer letter to become our Chief Operating Officer. The offer letter provided that Dr. Weber would receive a starting salary of $250,000 per year and a signing bonus of $12,000. The offer letter provided for the grant to Dr. Weber of a stock option to purchase 130,000 shares of our common stock on his date of hire, vesting annually over four years. In addition, Dr. Weber is eligible for an annual bonus with a target pay-out of $100,000 under the offer letter. On May 13, 2015, Dr. Weber’s salary was increased to $364,396. Dr. Weber’s current target bonus is 70% of his base salary.

Each of our other named executive officers has entered into our standard employment agreements, which contain customary provisions relating to the handling of proprietary information and assignment of inventions, as well as restrictions on competition and solicitation during the period of employment and for two years after termination. In addition, the agreements provide that we may terminate the executive with or without cause, but in the case of a termination without cause more than six months after the date employment begins, we are required to provide 28-days’ prior notice.

Change of Control Agreements. We entered into a change of control agreement with Mr. Minogue when he began employment with us in April 2004. The agreement was entered into in order to provide Mr. Minogue with a sense of job security and the ability to focus on his work without needing to worry about losing his job upon a change of control. The agreement specifically provides that, following a change of control, we will continue to employ Mr. Minogue for twenty-four full months in the same or a similar position at a base annual salary equal to at least twelve times the highest monthly base salary received within the last twelve months prior to the change of control and an annual bonus equal to his average bonus over the last three fiscal years. In addition, Mr. Minogue agreed to remain our employee for six months following a change of control. If Mr. Minogue is still employed at the end of this six-month period following a change of control, all unvested stock options and stock appreciation rights held by him will become vested. Mr. Minogue can terminate his employment for good reason, and we may terminate his employment for or without cause. The agreement provides for certain payments to be made to Mr. Minogue or his family upon certain circumstances following a change of control, including upon his death, disability, termination of employment by us without cause, and termination of employment by him for good reason. If we terminate Mr. Minogue’s employment without cause or Mr. Minogue terminates his employment for good reason, he will be entitled to receive cash severance payments equal to 2.99 times his base amount. For up to eighteen months following any such termination, we are also required to provide for continuation of certain benefits provided to Mr. Minogue before the change of control on terms at least as favorable to Mr. Minogue as in effect before the change of control. These payments and benefits are described in more detail below. Additionally upon such a termination, the vesting of all of Mr. Minogue’s then-unvested and outstanding stock options and stock appreciation rights will accelerate. In the event that Mr. Minogue is obligated to pay any excise taxes, including interest and penalties, under Section 4999 of the Internal Revenue Code of 1986, as amended, Mr. Minogue will be entitled to receive a “gross-up” payment such that he will receive an after-tax amount sufficient to enable him to pay all such excises taxes, interest and penalties.

On August 13, 2008, our Compensation Committee also authorized us to enter into change of control agreements with Mr. Bolt and Dr. Weber. Under the change of control agreements, if we terminate the executive’s employment for any reason other than for cause, death or disability during the two-year period following a change of control, as defined in the change of control agreements, or if the executive terminates his employment with us for good reason during the eighteen-month period beginning six months after a change of control, then the executive will be entitled to a lump sum payment equal to two times the sum of the executive’s then-effective annual salary plus his target bonus. For up to two years following any such termination, we are also required to provide medical and dental benefits to the executive and his family. Additionally upon such a termination, the vesting of all of the executive’s then-unvested and outstanding stock options and stock appreciation rights will accelerate. Upon a change of control, whether or not the executive’s employment terminates, if the Compensation Committee elects to cancel outstanding stock options, stock appreciation rights, and restricted stock, all such awards then outstanding and held by the executive will accelerate and vest immediately prior to the change of control. On April 15, 2009, we entered into a similar change of control agreement with Michael G. Howley.

Additionally, at the time of his hiring, we entered into a similar change of control agreement with Robert L. Bowen, except that it provided for severance in an amount equal to one and a half times his then-effective annual salary plus target bonus. On April 17, 2009, our Compensation Committee authorized an amendment to the change of control agreement with Mr. Bowen, to extend this benefit to a period from eighteen months to two years and to provide for two times his then-effective annual salary plus target bonus.

Estimated Potential Payments Following a Change of Control

The following table provides information regarding the estimated amounts payable to the individuals named below upon the occurrence of the triggering events described below, in each case assuming that a change of control had occurred on March 31, 2015, the last day of our last fiscal year. The amounts shown as payable upon the triggering events described below do not include amounts earned by the individual and accrued before the occurrence of the triggering event but payable after the triggering event, such as accrued and unpaid salary or the value of accrued but unused vacation days.

Estimated Potential Payments Following

an Assumed Change of Control on March 31, 2015

Name and Triggering Event	Severance ($)	Acceleration of Stock Options ($)(1)	Acceleration of Restricted Stock Units ($)(2)	Benefits Continuation and Outplacement ($)	Tax Reimbursement ($)(3)	Total ($)
Michael R. Minogue:
Automatic acceleration of restricted stock units upon change of control(4)	—	—	19,567,825	—	—	19,567,825
Continues employment for six months(5)	—	9,796,963	—	—	—	9,796,963
Termination by us other than for cause or by executive for good reason(6)	11,611,557	9,796,963	19,567,825	37,562	10,230,823	51,244,730

Robert L. Bowen:
Automatic acceleration of restricted stock units upon change of control(7)	—	—	2,620,759	—	—	2,620,759
Termination by us other than for cause or by executive for good reason(6)	1,014,312	1,217,850	2,620,759	53,416	—	4,906,337

David M. Weber:
Automatic acceleration of restricted stock units upon change of control(7)	—	—	3,741,272	—	—	3,741,272
Termination by us other than for cause or by executive for good reason(6)	1,167,937	2,200,118	3,741,272	53,416	—	7,162,743

William J. Bolt:
Automatic acceleration of restricted stock units upon change of control(7)	—	—	3,228,401	—	—	3,228,401
Termination by us other than for cause or by executive for good reason(6)	915,152	1,217,850	3,228,401	53,416	—	5,414,819

Michael G. Howley:
Automatic acceleration of restricted stock units upon change of control(7)	—	—	3,274,642	—	—	3,274,642
Termination by us other than for cause or by executive for good reason(6)	992,251	2,773,063	3,274,642	53,416	—	7,093,372

(1)	Represents the estimated value of the acceleration of the vesting of stock options held by the executive, assuming a stock price of $71.58, which was the closing market price of our common stock on March 31, 2015. This value is based on the difference between such price and the exercise price of the accelerated stock options. All stock options held by the named executive officers accelerate in full if the executive is terminated following a change of control other than for cause or if the executive terminates employment for good reason. In addition, in the case of Mr. Minogue, all stock options and stock appreciation rights accelerate in full if following a change of control his employment continues for at least six months. In the case of all named executed officers other than Mr. Minogue, the stock options will also vest in full if our Board of Directors or Compensation Committee exercises its discretion to cancel outstanding stock options in a change of control.
(2)	Represents only the estimated value of the acceleration of awards of restricted stock and restricted stock units held by the executives, assuming a stock price of $71.58, which was the closing market price of our common stock on March 31, 2015.
(3)	Represents the estimated gross-up payment owed to the executives based on the assumptions in this table. Mr. Minogue is entitled to a full gross-up payment to the extent of any excise tax imposed pursuant to Section 4999 of the Internal Revenue Code. The other named executive officers are entitled to a gross-up payment to the extent that any excise tax is imposed by Section 4999 of the Internal Revenue Code, but subject to other limitations on the amount of gross-up for the excise tax.
(4)	Reflects the value of performance and time-based restricted stock unit awards granted to Mr. Minogue on June 27, 2011, May 22, 2012, May 14, 2013, May 14, 2014 and time-based restricted stock unit awards granted to Mr. Minogue on May 26, 2011, May 22, 2012, May 14, 2013, and May 14, 2014, each of which by its terms vests in full upon a change of control of the Company.
(5)	This row does not reflect the value of continued compensation for services rendered during the course of employment or the effect of continued vesting of stock options following a change of control.
(6)	Assumes that termination occurs on March 31, 2015. Termination later in the year would also entitle the executive to a pro rata portion of his bonus, based on the number of days lapsed during the year prior to termination. Bonus amounts and severance payments are payable in a lump sum. Benefits continuation consists of the continuation of medical benefits for the executive and his family, which, as of March 31, 2015, are payable over a period of 18 months in the case of Mr. Minogue and over 24 months for the other named executive officers. Also includes outplacement of up to $10,000 in the case of the named executive officers other than Mr. Minogue. Other perquisites and personal benefits are excluded because the estimated aggregate amount of such benefits is less than $10,000 for each named executive officer.
(7)	Reflects the value of performance and time-based restricted stock unit awards and time-based restricted stock unit awards granted to the executive on May 22, 2012, May 14, 2013, and May 14, 2014, each of which vests in full upon a change of control of the Company.

Equity Compensation Plans

The following table provides information as of March 31, 2015 regarding securities authorized for issuance under our equity compensation plans. Our equity compensation plans under which awards may currently be granted include our 2008 Stock Incentive Plan and our 1988 Employee Stock Purchase Plan (“ESPP”). All of these equity compensation plans have been approved by our stockholders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders(1)	4,052,000	(2)	$14.72	(3)	2,094,930
Equity compensation plans not approved by security holders	—		—		—
Total	4,052,000	(2)	$14.72	(3)	2,094,930

(1)	Consists of the 2008 Plan, as well as the Company’s 2000 Stock Incentive Plan, the Company’s 1998 Equity Incentive Plan, the Company’s 1989 Non-Qualified Stock Option Plan for Non-Employee Directors, and the Company’s ESPP.
(2)	Amount includes 2,892,000 shares of common stock underlying outstanding stock options and 1,160,000 shares comprised of restricted stock and of common stock deliverable upon the vesting of outstanding restricted stock units.
(3)	The weighted-average exercise price only includes all outstanding stock options.

SECURITIES BENEFICIALLY OWNED BY CERTAIN PERSONS

At the close of business on June 26, 2015, there were issued and outstanding 42,053,038 shares of our common stock entitled to cast 42,053,038 votes. On June 26, 2015, the closing price of our common stock as reported on the Nasdaq Global Select Market was $66.75 per share. The following table provides information, as of June 26, 2015, with respect to the beneficial ownership of our common stock by:

•	each person known by us to be the beneficial owner of five percent or more of our common stock;

•	each of our directors and nominees for director;

•	each of our executive officers named in the Summary Compensation Table under “Executive Compensation” above; and

•	all of our current directors and executive officers as a group.

This information is based upon information received from or on behalf of the individuals named therein. Unless otherwise noted, the address for each individual is c/o ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923.

Name(1)	Outstanding	Right to Acquire(2)	Total	Percentage
PRIMECAP Management Company(3) 225 South Lake Ave., #400 Pasadena, CA 91101	5,687,590	—	5,687,590	13.5%
Blackrock, Inc.(4) 40 East 52nd Street New York, NY 10022	3,418,748	—	3,418,748	8.1%
Martin P. Sutter(5)	2,293,191	75,678	2,368,869	5.6%
Essex Woodlands Health Ventures(6) 21 Waterway Avenue, Suite 225 The Woodlands, TX 77380	2,150,000	—	2,150,000	5.1%
The Vanguard Group, Inc.(7) 100 Vanguard Blvd. Malvern, PA 19355	2,509,114	—	2,509,114	6.0%
Palo Alto Investors, LLC(8) 470 University Avenue Palo Alto, CA 94301	2,460,124	—	2,460,124	5.9%
Jackson Square Partners, LLC(9) 101 California Street, Suite 3750 Pasadena, CA 94111	2,291,496	—	2,291,496	5.4%
Michael R. Minogue(10)	159,111	489,416	648,527	1.5%
David M. Weber	59,512	229,000	288,512	*
William J. Bolt	55,968	69,666	125,634	*
Robert L. Bowen	37,516	132,500	170,016	*
Henri A. Termeer(11)	290,331	74,678	365,009	*
W. Gerald Austen(12)	70,441	12,900	83,341	*
Dorothy E. Puhy(13)	50,550	71,178	121,728	*
Michael Howley	33,938	69,583	103,521	*
Louis E. Lataif(14)	96,497	14,678	111,175	*
Paul Thomas	6,135	31,938	38,073	*
Eric A. Rose(15)	—	39,740	39,740	*
All executive officers and directors as a group (12 persons)(5)(16)	3,179,941	1,375,955	4,555,896	10.5%

*	Less than one percent.

(1)	Unless otherwise noted, each person identified possesses sole voting and investment power over the shares listed.
(2)	Includes options that will become exercisable within 60 days of June 26, 2015.
(3)	Based on information provided in a Schedule 13G filed by PRIMECAP Management Company on February 13, 2015. PRIMECAP Management Company has sole voting power with respect to 4,568,973 shares of common stock and sole dispositive power with respect to 5,687,590 shares.
(4)	Based on information provided in a Schedule 13G filed by Blackrock, Inc. on January 23, 2015. Blackrock, Inc. has sole voting power with respect to 3,331,574 shares of common stock and sole dispositive power with respect to 3,418,748 shares.
(5)	Includes 2,150,000 shares of common stock held by Essex Woodlands Health Ventures. Mr. Sutter is a managing director of Essex Woodlands Health Ventures. See footnote 6. Shares beneficially owned by Mr. Sutter in the Right to Acquire column include 14,678 shares underlying unvested restricted stock units, which are deemed to be beneficially owned because the vesting of the awards accelerates in the event of Mr. Sutter’s retirement.
(6)	These securities are held by Essex Woodlands Health Ventures Fund VI, L.P. (“Essex VI”), Essex Woodlands Health Ventures Fund VII, L.P. (“Essex VII”), Essex Woodlands Health Ventures VI, L.P., the general partner of Essex VI (“Essex VI GP”), Essex Woodlands Health Ventures VII, L.P., the general partner of Essex VII (“Essex VII GP”), Essex Woodlands Health Ventures VI, L.L.C., the general partner of Essex VI GP (“Essex VI General Partner”), Essex Woodlands Health Ventures VII, L.L.C., the general partner of Essex VII GP (“Essex VII General Partner”), and James L. Currie, Ron Eastman, Jeff Himawan, Guido Neels, Martin P. Sutter, Immanuel Thangaraj and Petri Vainio (each, a “Manager” and collectively, the “Managers”). Each of Essex VI, Essex VI GP and Essex VI General Partner is deemed to have sole voting and investment power with respect to 946,818 shares of common stock. Each of Essex VII, Essex VII GP and Essex VII General Partner is deemed to have sole voting and investment power with respect to 1,203,182 shares. Each of the Managers except Ron Eastman and Guido Neels is deemed to have shared voting and investment power with respect to 2,150,000 shares. Ron Eastman and Guido Neels are each deemed to have shared voting and investment power with respect to 1,203,182 shares.
(7)	Based on information provided in a Schedule 13G filed by The Vanguard Group, Inc. on February 10, 2015, in its capacity as investment adviser. Includes 51,073 shares of common stock beneficially owned by Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., as a result of its serving as investment manager of collective trust accounts and 3,800 shares beneficially owned Vanguard Investments Australia, Ltd, a wholly owned subsidiary of The Vanguard Group, Inc., as a result of its serving as an investment manager of Australia investment offerings. The Vanguard Group, Inc. has sole voting power with respect to 54,873 shares, sole dispositive power with respect to 2,458,041 shares and shares dispositive power with respect to 51,073 shares.
(8)	Based on information provided in a Schedule 13G filed jointly on February 18, 2015 by Palo Alto Investors, LLC, Patrick Lee, MD and Anthony Joonkyoo Yun, MD, each of whom is deemed to have shared voting power and shared dispositive power with respect to 2,460,124 shares of common stock.
(9)	Based on information provided in a Schedule 13G filed by Jackson Square Partners, LLC on February 10, 2015. Jackson Square Partners, LLC has sole voting power with respect to 757,234 shares of common stock, shared voting power with respect to 1,534,262 shares and sole dispositive power with respect to 2,291,496 shares of common stock.
(10)	Includes 20,904 shares of common stock beneficially owned through a trust.
(11)	Shares beneficially owned by Mr. Termeer in the Right to Acquire column include 14,678 shares underlying unvested restricted stock units, which are deemed to be beneficially owned because the vesting of the awards accelerates in the event of Mr. Termeer’s retirement.
(12)	Shares beneficially owned by Dr. Austen in the Right to Acquire column include 12,900 shares underlying unvested restricted stock units, which are deemed to be beneficially owned because the vesting of the awards accelerates in the event of Dr. Austen’s retirement.
(13)	Shares beneficially owned by Ms. Puhy in the Right to Acquire column include 14,678 shares underlying unvested restricted stock units, which are deemed to be beneficially owned because the vesting of the awards accelerates in the event of Ms. Puhy’s retirement.

(14)	Shares beneficially owned by Mr. Lataif in the Right to Acquire column include 14,678 shares underlying unvested restricted stock units, which are deemed to be beneficially owned because the vesting of the awards accelerates in the event of Mr. Lataif’s retirement.
(15)	Shares beneficially owned by Dr. Rose in the Right to Acquire column include 7,740 shares underlying unvested restricted stock units, which are deemed to be beneficially owned because the vesting of the awards accelerates in the event of Dr. Rose’s retirement.
(16)	Includes 27,092 outstanding shares of common stock beneficially owned by Andrew Greenfield and 65,000 shares subject to currently exercisable options held by Andrew Greenfield (including options that will become exercisable within 60 days of June 26, 2015).

AUDIT COMMITTEE REPORT

The Board of Directors appointed an Audit Committee to review the Company’s consolidated financial statements and financial reporting procedures, the adequacy and effectiveness of its accounting and financial controls and the independence and performance of its independent registered public accounting firm. The Audit Committee also selects our independent registered public accounting firm. The Audit Committee is governed by a written charter adopted by the Board of Directors. A copy of our Audit Committee charter is available through the “Our Company—Corporate Governance” section of our website, located at www.abiomed.com.

The Audit Committee currently consists of three non-employee directors. Each member of the Audit Committee is “independent” within the meaning of the marketplace rules of the Nasdaq Stock Market.

The Company’s management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. However, we are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing, including with respect to auditor independence. We have relied, without independent verification, on the information provided to us and on the representations made by the Company’s management and independent auditors.

In fulfilling our responsibilities as the Audit Committee, we conferred with Deloitte & Touche LLP, the Company’s independent registered public accounting firm for the fiscal year ended March 31, 2014, regarding the overall scope and plans for Deloitte & Touche LLP’s audit of the Company’s financial statements for the fiscal year ended March 31, 2015. We met with them, with and without the Company’s management present, to discuss the results of their audit and their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. We reviewed and discussed the audited consolidated financial statements for fiscal 2015 with management and the independent auditors.

In addition, during the course of fiscal 2015 and thereafter before filing the Company’s Annual Report on Form 10-K for fiscal 2015, the Company’s management completed the documentation, testing and evaluation of the Company’s internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. We were kept apprised of the progress of the evaluation and provided oversight to management during the process. In connection with this oversight, we received periodic updates provided by management and Deloitte & Touche LLP at each scheduled Audit Committee meeting to review our progress. At the conclusion of the process, management provided us with, and we reviewed, a report on the effectiveness of the Company’s internal control over financial reporting. We also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for fiscal 2015 filed with the SEC, as well as Deloitte & Touche LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements, and (ii) the effectiveness of internal control over financial reporting.

We reviewed and discussed the Company’s audited financial statements for the fiscal year ended March 31, 2015, with management. The Audit Committee discussed with Deloitte & Touche LLP the matters required to be discussed by the statement on Auditing Standards No. 16, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, Communications with Audit Committees, and SEC Regulation S-X Rule 207, Communications with Audit Committees. In addition, we received from Deloitte & Touche LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board and discussed these documents with Deloitte & Touche LLP, as well as other matters related to Deloitte & Touche LLP’s independence from management and the Company.

Based on the reviews and discussions referred to above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2015 for filing with the SEC.

Audit Committee

Dorothy E. Puhy (Chair)

Louis E. Lataif

Henri A. Termeer

OTHER MATTERS

Audit and Other Fees

The following table shows fees for professional audit services, billed to us by Deloitte & Touche LLP, including its affiliates, for the audit of our annual consolidated financial statements for the fiscal years ended March 31, 2015 and 2014, and fees billed to us by Deloitte & Touche LLP for other services provided during such fiscal years:

Fee Category	Fiscal 2015	Fiscal 2014
Audit fees	$1,049,500	$788,000
Audit-related fees	20,000	2,000
Tax fees	175,975	348,105
All other fees	—	—

Total fees	$1,245,475	$1,138,105

Audit fees. Audit fees include fees paid by us to Deloitte & Touche LLP in connection with the annual audit of our consolidated financial statements and their review of our interim financial statements as reported in our quarterly filings with the SEC. Audit fees also include fees paid by us to Deloitte & Touche LLP in connection with their annual audit of our internal control over financial reporting.

Audit-related fees. Audit-related fees include fees paid by us to Deloitte & Touche LLP that principally cover assurance and related services that are traditionally performed by our independent registered public accounting firm, including special procedures required by regulatory requirements such as SEC registration statements.

Tax fees. Tax fees cover services performed by the tax personnel of Deloitte & Touche LLP except those services specifically related to the audit of our consolidated financial statements, and include fees for tax compliance, tax planning and advice.

All other fees. No fees were paid to Deloitte & Touche LLP that were not audit or tax-related.

Our Audit Committee has determined that the services Deloitte & Touche LLP performed for us during fiscal 2015 were at all times compatible with its independence.

Policy on Pre-Approval of Audit and Non-Audit Services

Our Audit Committee has the sole authority to approve the scope of the audit and any audit or permitted non-audit services as well as all audit fees and terms. Our Audit Committee must pre-approve any audit and permitted non-audit services by our independent registered public accounting firm. Our Audit Committee will not approve the engagement of our independent registered public accounting firm to perform any services that our independent registered public accounting firm would be prohibited from providing under applicable securities laws or the rules of the Nasdaq Stock Market. In assessing whether to approve the use of our independent registered public accounting firm for permitted non-audit services, our Audit Committee tries to minimize relationships that could appear to impair the objectivity of our independent registered public accounting firm. Our Audit Committee has delegated pre-approval authority for non-audit services to the Chair of our Audit Committee within the guidelines discussed above. The Chair is required to inform our Audit Committee of each decision at the next regularly scheduled Audit Committee meeting following the decision to permit our independent registered public accounting firm to perform non-audit services. All audit and other services provided by Deloitte & Touche LLP were pre-approved for each of the last two fiscal years.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission, and furnish us with copies of such filings.

Based solely on a review of the copies of such forms received by us, and on written representations from certain reporting persons, we believe that during fiscal year 2014 our directors, officers and ten-percent stockholders complied with all applicable Section 16(a) filing requirements, with the exception of:

•	one Form 4 one day late by Dr. W. Gerald Austen regarding his sale of our common stock;

•

one Form 4 filed one day late by Mr. Martin P. Sutter regarding the grant of shares of our common stock in lieu of a retainer for compensation for his service as a member of our Board of Directors; and

•	one Form 4 filed one day late by Dr. Eric A. Rose regarding the grant of time-based restricted stock units upon his reappointment to our Board of Directors.

Other Proposed Action

Our Board of Directors knows of no other business to come before the Annual Meeting of Stockholders. However, if any other business should properly be presented at the meeting, the proxies will be voted in accordance with the judgment of the person or persons holding the proxies.

Stockholder Proposals

Proposals which stockholders intend to present at our 2016 Annual Meeting of Stockholders and wish to have included in our proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by us no later than March 12, 2016, or, if the date of that meeting is more than 30 calendar days before or after August 12, 2016, a reasonable time before we begin to print and mail our proxy materials with respect to that meeting. Written requests for inclusion should be addressed to: ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923, Attention: Corporate Secretary.

Additionally, pursuant to Rule 14a-4(c)(1) under the Securities Exchange Act of 1934, as amended, if a stockholder intends to present a proposal for business to be considered at the 2016 Annual Meeting of Stockholders but does not seek inclusion of the proposal in the Company’s Proxy Statement for that meeting, then the Company must receive the proposal by May 26, 2016 (i.e., 45 days prior to the date of mailing of the Proxy Statement for that meeting, based on this year’s Proxy Statement mailing date for it to be considered timely received). Rules 14a-8 and 14a-4(c)(1) provide additional time constraints if the date of the 2016 Annual Meeting of Stockholders is changed by more than 30 days. If notice of a stockholder proposal is not timely received as set forth above, then the proxies will be authorized to exercise discretionary authority with respect to the proposal.

Under our bylaws, any stockholder entitled to vote for the election of directors may nominate candidates for election to the Board of Directors if a written notice is delivered or mailed by first class United States mail to the Secretary of ABIOMED, Inc. not less than 45 days nor more than 60 days prior to any meeting of stockholders called for the election of directors. Such written notice must set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of stock of the corporation beneficially owned by the nominee. Written requests should be addressed to: ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923, Attention: Corporate Secretary.

Householding of Proxy Materials

The Securities and Exchange Commission permits companies and intermediaries such as brokers to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding”, potentially provides extra conveniences for stockholders and cost savings for companies.

Although we do not intend to household for our stockholders of record, some brokers household our proxy materials, delivering a single set of proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, or if you are receiving multiple sets of proxy materials and wish to receive only one, please notify your broker. Stockholders who currently receive multiple sets of the proxy materials at their address and would like to request “householding” of their communications should contact their broker.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the proxy statement entitled “Audit Committee Report” and “Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

Annual Report to Stockholders and Annual Report on Form 10-K

Additional copies of the Annual Report to Stockholders for the fiscal year ended March 31, 2015 and copies of our Annual Report on Form 10-K for the fiscal year ended March 31, 2015 as filed with the Securities and Exchange Commission are available to stockholders without charge upon written request addressed to: Investor Relations, ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

Appendix A

ABIOMED, INC.

2015 OMNIBUS INCENTIVE PLAN

1. DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2. PURPOSE

The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock-based incentive Awards.

3. ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; determine the medium in which Awards are settled (whether in cash, shares of Stock, other Awards, other rights or property or a combination thereof); determine whether shares of Stock deliverable in respect of Awards shall be subject to deferral; prescribe forms, rules and procedures relating to the Plan or Awards; and otherwise do all things necessary or desirable to carry out the purposes of the Plan. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4. LIMITS ON AWARDS UNDER THE PLAN

(a) Number of Shares. Subject to adjustment as provided in Section 7, the maximum number of shares of Stock that may be delivered in satisfaction of Awards under the Plan shall be 2,000,000 shares of Stock. Up to the total number of shares of Stock set forth in the preceding sentence may be issued in satisfaction of ISOs, but nothing in this Section 4(a) shall be construed as requiring that any, or any fixed number of, ISOs be awarded under the Plan. For the purpose of applying the limitation on the maximum number of shares of Stock that may be delivered hereunder as set forth in this Section 4(a) (and not for purposes of Section 4(c) below), each share of Stock that is subject to a Stock Option or SAR granted under the Plan shall be counted against the foregoing share limit as one (1) share of Stock and each share of Stock that is subject to an Award other than a Stock Option or SAR granted under the Plan shall be counted against the foregoing share limit as 1.70 shares of Stock. For purposes of this Section 4(a), the number of shares of Stock delivered in satisfaction of Awards will be determined (i) by treating as not having been delivered any shares of Stock underlying the portion of any Award that is settled in cash or the portion of any Award that expires, becomes unexercisable without having been exercised, terminates, or is forfeited to or repurchased by the Company due to failure to vest, (ii) by treating as having been delivered the full number of shares of Stock covered by any portion of a SAR that is settled in Stock (and not only the number of shares of Stock delivered in settlement), and (iii) by treating as having been delivered any shares of Stock withheld from an Award to satisfy the tax withholding obligations with respect to such Award or in payment of the exercise price of any Stock Option. Any shares of Stock that become available again for issuance hereunder shall become available in the following amounts: (i) one share for every one share of Stock that was subject to a Stock Option or SAR and (iii) 1.70 shares of Stock for every one share of Stock that was subject to an Award other than a Stock Option or SAR. The limits set forth in this Section 4(a) shall be construed to comply with Section 422. To the extent consistent with the requirements of Section 422 and the regulations thereunder, and other applicable legal requirements (including applicable stock exchange requirements), Stock issued under Substitute Awards shall not reduce the number of shares of Stock available for Awards under the Plan. Shares of Stock that may be delivered under Substitute Awards shall be in addition to the limitations set forth in this Section 4(a) on the number of shares of Stock available for issuance under the Plan, and such Substitute Awards shall not be subject to the per-Participant Award limits described in Section 4(c) below.

(b) Type of Shares. Shares of Stock delivered by the Company under the Plan may be authorized but unissued shares of Stock or previously issued shares of Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan.

(c) Section 162(m) Limits. The following additional limits will apply to Awards of the specified type granted, in the case of Cash Awards, payable to any person (other than a Director, whose Awards shall be subject to the limits set forth in subsection (d) below) in any fiscal year of the Company:

(1)	Stock Options: 750,000 shares of Stock.

(2)	SARs: 750,000 shares of Stock.

(3)	Awards (other than Stock Options or SARs) that are denominated in shares of Stock: 500,000 shares of Stock.

(4)	Cash Awards: $3,000,000.

In applying the foregoing limits, (i) all Awards of the specified type granted to the same person in the same fiscal year will be aggregated and made subject to one limit, (ii) the share limits applicable to Stock Options and SARs refer to the number of shares of Stock underlying such Awards, (iii) the share limit under clause (3) refers to the maximum number of shares of Stock that may be delivered, or the value of which could be paid in cash or other property, under an Award or Awards of the type specified in clause (3) assuming a maximum payout, and (iv) the dollar limit under clause (4) refers to the maximum dollar amount payable under an Award or Awards of the type specified in clause (4) assuming a maximum payout. The foregoing provisions will be construed in a manner consistent with Section 162(m), including, without limitation, where applicable, the rules under Section 162(m) pertaining to permissible deferrals of exempt awards.

(d) Limitations on Awards to Non-Employee Directors. Notwithstanding any other provision of the Plan to the contrary, including subsection (c) above, in the case of a Director, additional limits shall apply such that the maximum grant-date fair value of Awards granted in any fiscal year of the Company during any part of which the Director is then eligible for an Award under the Plan shall be $800,000, computed in accordance with FASB ASC Topic 718 (or any successor provision). The foregoing additional limit related to Directors of the Company shall not apply to any Award or shares of Stock granted pursuant to a Director’s election to receive an Award or shares of Stock in lieu of cash retainers or other fees (to the extent such Award or shares of Stock have a fair value equal to the value of such cash retainers or other fees).

5. ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among those key Employees and Directors of, and consultants and advisors to, the Company and its Affiliates who, in the opinion of the Administrator, are in a position to contribute to the success of the Company and its Affiliates. Eligibility for ISOs and Cash Awards is limited to individuals described in the first sentence of this Section 5 who are employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. Eligibility for Stock Options other than ISOs is limited to individuals described in the first sentence of this Section 5 who are providing direct services on the date of grant of the Stock Option to the Company or to a subsidiary of the Company that would be described in the first sentence of Section 1.409A-1(b)(5)(iii)(E) of the Treasury Regulations.

6. RULES APPLICABLE TO AWARDS

(a) All Awards.

(1) Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant will be deemed to have agreed to the terms of the

Award and the Plan. Notwithstanding any provision of this Plan to the contrary, Substitute Awards may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2) Term of Plan. No Awards may be made after ten years from the Date of Adoption but previously granted Awards may continue beyond that date in accordance with their terms.

(3) Transferability. Neither ISOs nor (except as the Administrator otherwise expressly provides in accordance with the second sentence of this Section 6(a)(3)) other Awards may be transferred other than by will or by the laws of descent and distribution. During a Participant’s lifetime ISOs (and, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), other Awards requiring exercise) may be exercised only by the Participant. The Administrator may permit the gratuitous transfer (i.e., transfer not for value) of Awards other than ISOs, subject to applicable securities and other laws and such limitations as the Administrator may impose.

(4) Vesting, etc. The Administrator shall determine the time or times at which an Award will vest or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax or other consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, however, the following rules will apply if a Participant’s Employment ceases:

(A) Immediately upon the cessation of the Participant’s Employment, each Award requiring exercise that is then held by the Participant or by the Participant’s permitted transferees, if any, will (except as provided in (B) and (C) below) cease to be exercisable and will terminate, and, all other Awards that are then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not already vested will be forfeited.

(B) Subject to (C) and (D) below, all Stock Options and SARs held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of 90 days or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(C) Subject to (D) below, all Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment due to his or her death or Disability, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of 180 days or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(D) All Awards (whether or not vested) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation of Employment if the termination is for Cause or occurs in circumstances that in the sole determination of the Administrator would have constituted grounds for the Participant’s Employment to be terminated for Cause.

(5) Recovery of Compensation; Other Terms. Awards (whether or not vested or exercisable) held by a Participant are subject to forfeiture, termination and rescission, and a Participant will be obligated to return to the Company the value received with respect to Awards (including payments made and/or Stock delivered under an Award, and any gain realized on a subsequent sale or disposition of an Award or Stock delivered under an Award), in each case (i) in connection with a breach by the Participant of a non-competition, non-solicitation, confidentiality or similar covenant or agreement, (ii) in accordance with Company policy relating to the recovery of erroneously-paid incentive compensation, as such policy may be amended and in effect from time to time, or (iii) as otherwise required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Exchange Act. Each Participant, by accepting an Award pursuant to the Plan, agrees to return the full amount required under this Section 6(a)(5)

at such time and in such manner as the Administrator shall determine in its sole discretion and consistent with applicable law. Neither the Administrator nor the Company will be responsible for any adverse tax or other consequences to a Participant that may arise in connection with this Section 6(a)(5). In addition, to the extent provided by the Administrator, shares of Stock received upon settlement, vesting or exercise of any Award may be subject to stock ownership guidelines or policies established by the Company with respect to its employees, directors and/or other service providers.

(6) Taxes. The delivery, vesting and retention of Stock, cash or other property under an Award are conditioned upon full satisfaction by the Participant of all tax withholding requirements with respect to the Award, and all payments with respect to any Award will be subject to reduction for applicable tax and other legally or contractually required withholdings. The Administrator will prescribe such rules for the withholding of taxes with respect to any Award as it deems necessary. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the minimum withholding required by law or such greater amount that would not result in adverse accounting consequences to the Company, in the discretion of the Administrator).

(7) Dividend Equivalents, etc. The Administrator may provide for the payment of amounts (on terms and subject to conditions established by the Administrator) in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award whether or not the holder of such Award is otherwise entitled to share in the actual dividend or distribution in respect of such Award. Any entitlement to dividend equivalents or similar entitlements shall be established and administered either consistent with an exemption from, or in compliance with the requirements of, Section 409A. Dividends or dividend equivalent amounts payable in respect of Restricted Stock or Restricted Stock Units (or any other Award subject to any restrictions) may be subject to such limits or restrictions or alternative terms as the Administrator may impose.

(8) Rights Limited. Nothing in the Plan will be construed as giving any person the right to be granted an Award or to continued employment or service with the Company or its Affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of a termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or any Affiliate to the Participant.

(9) Section 162(m). This Section 6(a)(9)(A) applies to any Performance Award intended to qualify as exempt performance-based compensation under Section 162(m), as determined by the Administrator. In the case of any Performance Award to which this Section 6(a)(9) applies (other than, with respect to clauses (ii), (iii) and (iv), Options and SARs), except as otherwise determined by the Administrator, (i) the Plan and such Award will be construed and administered to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exemption, (ii) the Administrator will pre-establish, in writing and no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is consistent with qualifying the Award for such exemption), one or more Performance Criteria applicable to such Award, the amount or amounts that will be payable or earned (subject to reduction as describe below) if the Performance Criteria are achieved, and such other terms and conditions as the Administrator deems appropriate with respect to the Award, (iii) at the close of the applicable Performance Period the Administrator will certify whether the applicable Performance Criteria have been attained, (iv) no amount will be paid under such Award unless the Performance Criteria applicable to the payment of such amount have been so certified, except as provided by the Administrator consistent with such exemption, and (v) the Administrator may, in its sole and absolute discretion (either in individual cases or in ways that affect more than one Participant), reduce the actual payment, if any, to be made under such Award to the extent consistent with such exemption.

(10) Coordination with Other Plans. Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or its Affiliates. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or its Affiliates may be settled in Stock (including, without limitation, Unrestricted Stock) under the Plan if the Administrator so determines, in which case the shares of Stock delivered shall be treated as awarded under the Plan (and shall reduce the number of shares of Stock thereafter available under the Plan in accordance with the rules set forth in Section 4). In any case where an award is made under another plan or program of the Company or its Affiliates and such award is intended to qualify as exempt performance-based compensation under Section 162(m), and such award is settled by the delivery of Stock or another Award under the Plan, the applicable Section 162(m) limitations under both the other plan or program and under the Plan shall be applied to the Plan as necessary (as determined by the Administrator) to preserve the availability of such exemption.

(11) Section 409A. Each Award shall contain such terms as the Administrator determines, and shall be construed and administered, such that the Award either (i) qualifies for an exemption from the requirements of Section 409A or (ii) satisfies such requirements.

(b) Stock Options and SARs.

(1) Time and Manner of Exercise. Unless the Administrator expressly provides otherwise, an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a notice of exercise (in a form acceptable to the Administrator), which may be an electronic notice, signed (including electronic signature in form acceptable to the Administrator) by the appropriate person and accompanied by any payment required under the Award. Any attempt to exercise such an Award by any person other than the Participant will not be given effect unless the Administrator has received such evidence as it may require that the person exercising the Award has the right to do so.

(2) Exercise Price. The exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise shall be no less than 100% (or in the case of an ISO granted to a ten-percent shareholder within the meaning of subsection (b)(6) of Section 422, 110%) of the Fair Market Value of the Stock subject to the Award, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant or as otherwise determined by the Administrator with respect to a Substitute Award. Except in connection with a corporate transaction involving the Company (which term shall include, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares) or as otherwise contemplated by Section 7 of the Plan, the Company may not, without obtaining stockholder approval, (A) amend the terms of outstanding Stock Options or SARs to reduce the exercise price or base value of such Stock Options or SARs, (B) cancel outstanding Stock Options or SARs in exchange for Stock Options or SARs with an exercise price or base value that is less than the exercise price or base value of the original Stock Options or SARs, or (C) cancel outstanding Stock Options or SARs that have an exercise price or base value greater than the Fair Market Value of a share of Stock on the date of such cancellation in exchange for cash or other consideration.

(3) Payment of Exercise Price. Where the exercise of an Award is to be accompanied by payment, payment of the exercise price shall be by cash or check acceptable to the Administrator, or, if so permitted by the Administrator and if legally permissible, (i) through the delivery of unrestricted shares of Stock that have a Fair Market Value equal to the exercise price, (ii) through a broker-assisted exercise program acceptable to the Administrator, (iii) through the withholding of shares of Stock otherwise to be delivered upon exercise of the Award whose Fair Market Value is equal to the aggregate exercise price of the Award being exercised, (iv) by other means acceptable to the Administrator, or (v) by any combination of the foregoing permissible forms of payment. The delivery of shares of Stock in payment of the exercise price under clause (i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(4) Maximum Term. Awards requiring exercise will have a maximum term not to exceed ten (10) years from the date of grant (or five (5) years from the date of grant in the case of an ISO granted to a ten-percent shareholder described in Section 6(b)(2) above).

7. EFFECT OF CERTAIN TRANSACTIONS

(a) Mergers, etc. Except as otherwise provided in an Award agreement, the following provisions will apply in the event of a Covered Transaction:

(1) Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may (but, for the avoidance of doubt, need not) provide (i) for the assumption or continuation of some or all outstanding Awards or any portion thereof or (ii) for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

(2) Cash-Out of Awards. Subject to Section 7(a)(5) below the Administrator may (but, for the avoidance of doubt, need not) provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof, equal in the case of each affected Award or portion thereof to the excess, if any, of (A) the fair market value of one share of Stock (as determined by the Administrator in its reasonable discretion) times the number of shares of Stock subject to the Award or such portion, over (B) the aggregate exercise or purchase price, if any, under the Award or such portion (or in the case of an SAR, the aggregate base value above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Administrator determines; it being understood that if the exercise or purchase price (or base value) of an Award is equal to or greater than the fair market value of one share of Stock, the Award may be cancelled with no payment due hereunder.

(3) Acceleration of Certain Awards. Subject to Section 7(a)(5) below, the Administrator may (but, for the avoidance of doubt, need not) provide that any Award requiring exercise will become exercisable, in full or in part and/or that the delivery of any shares of Stock remaining deliverable under any outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated in full or in part, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the delivery of the shares, as the case may be, to participate as a stockholder in the Covered Transaction.

(4) Termination of Awards Upon Consummation of Covered Transaction. Except as the Administrator may otherwise determine in any case, each Award will automatically terminate (and in the case of outstanding shares of Restricted Stock, will automatically be forfeited) upon consummation of the Covered Transaction, other than Awards assumed pursuant to Section 7(a)(1) above.

(5) Additional Limitations. Any share of Stock and any cash or other property delivered pursuant to Section 7(a)(2) or Section 7(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, a cash-out under Section 7(a)(2) above or acceleration under Section 7(a)(3) above will not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of Restricted Stock that does not vest and is not forfeited in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(6) Change of Control. Without limiting the foregoing provisions as they relate to Covered Transactions, upon the occurrence of a Change of Control, except as otherwise provided in an Award, to the extent an outstanding Award is cancelled by the Administrator as of the effective time of such Change of Control, the Administrator shall be required to give prior written notice of such cancellation to each holder of such an Award and to accelerate the time for exercise and/or vesting of all such unexercised, unvested and unexpired Awards. Each holder of such an Award that is a Stock Option or SAR shall have the right to exercise the Award during the ten (10) day-period preceding the effective date of such Change of Control and on the Change of Control the Award shall terminate.

(b) Changes in and Distributions with Respect to Stock.

(1) Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of FASB ASC Topic 718 (or any successor provision), the Administrator shall make appropriate adjustments to the maximum number of shares of Stock specified in Section 4(a) that may be delivered under the Plan (and in satisfaction of ISOs) and to the maximum share limits described in Section 4(c), and shall also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise or purchase prices (or base values) relating to Awards and any other provision of Awards affected by such change.

(2) Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan, having due regard for the qualification of ISOs under Section 422, the requirements of Section 409A, and for the performance-based compensation rules of Section 162(m), to the extent applicable.

(3) Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8. LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved, (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance, and (iii) all conditions of the Award have been satisfied or waived. The Company may require, as a condition to exercise of the Award or delivery of shares of Stock under an Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act of 1933, as amended, or any applicable state or non-U.S. securities law. Any Stock required to be issued to Participants under the Plan will be evidenced in such manner as the Administrator may deem appropriate, including book-entry registration or delivery of stock certificates. In the event that the Administrator determines that stock certificates will be issued to Participants under the Plan, the Administrator may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9. AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time the Award was granted. For the avoidance of doubt, the foregoing shall not limit the Administrator’s ability under Section 6(a)(9) of the Plan to make adjustments to Performance Awards in accordance with the terms of such Section. Any amendments to the Plan shall be conditioned upon stockholder approval, but only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange requirements), as determined by the Administrator.

10. OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to award a person bonuses or other compensation in addition to Awards under the Plan.

11. MISCELLANEOUS

(a) Waiver of Jury Trial. By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit disputes arising under the terms of the Plan or any Award made hereunder to binding arbitration or as limiting the ability of the Company to require any eligible individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.

(b) Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company, nor any Affiliate, nor the Administrator, nor any person acting on behalf of the Company, any Affiliate, or the Administrator, shall be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to the Award.

12. ESTABLISHMENT OF SUB-PLANS

The Administrator may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Administrator will establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Administrator’s discretion under the Plan as it deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as it deems necessary or desirable. All supplements so established will be deemed to be part of the Plan, but each supplement will apply only to Participants within the affected jurisdiction (as determined by the Administrator) and the Company will not be required to provide copies of any supplement to Participants in any jurisdiction that is not affected.

13. GOVERNING LAW

(a) Certain Requirements of Corporate Law. Awards shall be granted and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges, other trading systems or national market on which the Stock is listed or entered for trading, in each case as determined by the Administrator.

(b) Other Matters. Except as otherwise provided by the express terms of an Award agreement or under a sub-plan described in Section 12 or as provided in Section 13(a) above, the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of our based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof will be governed by and construed in accordance with the domestic substantive laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(c) Jurisdiction. By accepting an Award, each Participant will be deemed to (i) have submitted irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Massachusetts for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Award, (ii) agree not to commence any suit, action or other proceeding arising out of or based upon the Plan or an Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Massachusetts, and (iii) waive, and agree not to assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or an Award or the subject matter thereof may not be enforced in or by such court.

[Remainder of Page Intentionally Left Blank]

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator”: The Compensation Committee, except that the Compensation Committee may delegate (i) to one or more of its members (or one or more other members of the Board, including the full Board) such of its duties, powers and responsibilities as it may determine, (ii) to one or more officers of the Company the power to grant Awards to the extent permitted by Section 157(c) of the Delaware General Corporation Law, (iii) to the extent permitted by applicable law, to one or more employee members of the Board the power to grant Awards to persons (other than executive officers of the Company) eligible to receive Awards under the Plan under such procedures as the Compensation Committee (or a properly delegated member or members of such committee) shall have established in its discretion and (iv) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” shall include the person or persons so delegated to the extent of such delegation.

“Affiliate”: Any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) and Section 414(c) of the Code.

“Award”: Any or a combination of the following:

(i) Stock Options.

(ii) SARs.

(iii) Restricted Stock.

(iv) Unrestricted Stock.

(v) Stock Units, including Restricted Stock Units.

(vi) Performance Awards.

(vii) Awards (other than Awards described in (i) through (vi) above) that are convertible into or otherwise based on Stock.

(viii) Cash Awards.

“Board”: The board of directors of the Company.

“Cash Award”: An Award denominated in cash.

“Cause”: In the case of any Participant who is party to an employment, severance-benefit, change in control or similar agreement with the Company or any of its Affiliates that contains a definition of “Cause,” the definition set forth in such agreement shall apply with respect to such Participant under the Plan for so long as such agreement remains in effect. In the case of any other Participant, “Cause” shall mean a determination by the Company (including the Board) or any Affiliate that the Participant’s Employment with the Company or any such Affiliate should be terminated as a result of (i) a material breach by the Participant of any agreement to which the Participant and the Company (or any such Affiliate) are parties, (ii) any act or omission to act by the Participant that may have a material and adverse effect on the business of the Company, such Affiliate or any other Affiliate or on the Participant’s ability to perform services for the Company or any such Affiliate, including, without limitation, the commission of any crime (other than an ordinary traffic violation), or (iii) any material misconduct or material neglect of duties by the Participant in connection with the business or affairs of the Company or any such Affiliate. If, subsequent to the Participant’s termination of Employment hereunder for other than Cause, it is determined in good faith by the Company that the Participant’s Employment could have been terminated for Cause, the Participant’s Employment shall be deemed to have been terminated for Cause retroactively to the date the events giving rise to such Cause occurred.

“Change of Control”: The occurrence of any one of the following events:

(i) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act becomes, after the Date of Adoption of this Plan, a “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities;

(ii) the consummation of a merger or consolidation of the Company with any other corporation or other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(iii) the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iv) the stockholders of the Company approve a plan of complete liquidation of the Company.

Notwithstanding the foregoing, to the extent any amount constituting “nonqualified deferred compensation” subject to Section 409A would become payable under an Award by reason of a Change of Control, it shall become payable only if the event or circumstances constituting the Change of Control would also constitute a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets, within the meaning of subsection (a)(2)(A)(v) of Section 409A and the Treasury Regulations thereunder.

“Code”: The U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Compensation Committee”: The Compensation Committee of the Board.

“Company”: Abiomed, Inc., a Delaware corporation.

“Covered Transaction”: Any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or that results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer pursuant to which at least a majority of the Company’s then outstanding common stock is purchased by a single person or entity or by a group of persons and/or entities acting in concert that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer.

“Date of Adoption”: The earlier of the date the Plan was approved by the Company’s stockholders or adopted by the Board, as determined by the Compensation Committee.

“Director”: A non-employee member of the Board.

“Employee”: Any person who is employed by the Company or an Affiliate.

“Employment”: A Participant’s employment or other service relationship with the Company and its Affiliates. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to, the Company or any of its Affiliates. If a Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates. Notwithstanding the foregoing and the definition of “Affiliate” above, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms shall be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations, after giving effect to the presumptions contained therein) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election shall be deemed a part of the Plan.

“Exchange Act”: The Securities Exchange Act of 1934, as amended.

“Fair Market Value”: As of a particular date, (i) the closing price for a share of Stock as reported on the NASDAQ Stock Market (or on any other national securities exchange on which the Stock is then listed) for that date or, if no closing price is reported for that date, the closing price on the last preceding date for which a closing price was reported or (ii) in the event that the Stock is not traded on a national securities exchange, the fair market value of a share of Stock determined by the Administrator consistent with the rules of Section 422 and Section 409A to the extent applicable.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422. Each option granted pursuant to the Plan will be treated as providing by its terms that it is to be a non-incentive stock option unless, as of the date of grant, it is expressly designated as an ISO.

“Participant”: A person who is granted an Award under the Plan.

“Performance Award”: An Award subject to Performance Criteria. The Committee in its discretion may grant Performance Awards that are intended to qualify as exempt performance-based compensation under Section 162(m) and Performance Awards that are not intended to so qualify.

“Performance Criteria”: For a Performance Period, specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which are a condition for the grant, exercisability, vesting or full enjoyment of an Award. A Performance Criterion and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss. For purposes of Awards that are intended to qualify as exempt performance-based compensation under Section 162(m), a Performance Criterion will mean an objectively determinable measure or objectively determinable measures of performance relating to any, or any combination, of the following (measured either absolutely or comparatively (including, without limitation, by reference to an index or indices or a specified peer group) and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof and subject to such adjustments, if any, as the Committee specifies, consistent with the requirements of Section 162(m): sales; revenues; assets; expenses;

earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or equity expense, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital, capital employed or assets; one or more operating ratios; operating income or profit, including on an after tax basis; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; research and development expenditures; cash flow; margins; stock price; stockholder return; sales of particular products or services; product launches; new drug applications submitted; regulatory approval; clinical trials; patent filings; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. A Performance Criterion and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Administrator may provide in the case of any Award intended to qualify for such exception that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, other unusual or infrequently occurring items and the cumulative effects of tax or accounting changes, each as defined by U.S. generally accepted accounting principles) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

“Performance Period”: One or more periods of time, established by the Administrator in its sole discretion, during which attainment of Performance Criteria with respect to such Performance Award are to be measured.

“Plan”: The Abiomed, Inc. 2015 Omnibus Incentive Plan, as from time to time amended and in effect.

“Restricted Stock”: Stock subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

“Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“SAR”: A right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Stock of equivalent value) equal to the excess of the Fair Market Value (as set forth in Section 6(b)) of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.

“Section 409A”: Section 409A of the Code.

“Section 422”: Section 422 of the Code.

“Section 162(m)”: Section 162(m) of the Code.

“Stock”: Common stock of the Company, par value $0.001 per share.

“Stock Option”: An option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

“Substitute Awards”: Awards issued under the Plan in substitution for equity awards of an acquired company that are converted, replaced, or adjusted in connection with the acquisition.

“Unrestricted Stock”: Stock not subject to any restrictions under the terms of the Award.

ANNUAL MEETING OF STOCKHOLDERS OF

ABIOMED, Inc.

August 12, 2015

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement and Proxy Card

are available at http://www.abiomed.com/proxy

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢ 20233300000000000000 1	081215

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

							FOR	AGAINST	ABSTAIN
1. Election of Directors:					2.	Approval on an Advisory Basis, the Compensation of the Named Executive Officers	☐	☐	☐

		NOMINEES:
☐	FOR ALL NOMINEES	¡ Dr. Eric A. Rose ¡ Mr. Henri A. Termeer	Class II Class II		3.	Approval of 2015 Omnibus Incentive Plan	☐	☐	☐

☐	WITHHOLD AUTHORITY
	FOR ALL NOMINEES				4.	Ratification of Appointment of Independent Registered Public Accounting Firm	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PROPOSAL, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH NOMINEE LISTED IN PROPOSAL 1, AND FOR PROPOSALS 2, 3 AND 4.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●					Please promptly date and sign this proxy and mail it in the enclosed envelope to ensure representation of your shares. No postage need be affixed if mailed in the United States.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
¢			¢

0	¢

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

ABIOMED, Inc.

PROXY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH PROPOSAL

The undersigned, revoking all prior proxies, hereby appoints Michael R. Minogue, Michael J. Tomsicek and Stephen C. McEvoy, and each of them acting singly, proxies, with full power of substitution, to vote all shares of capital stock of ABIOMED, Inc. which the undersigned is entitled to vote at the 2015 Annual Meeting of Stockholders of ABIOMED, Inc., to be held on August 12, 2015, and at any adjournments or postponements thereof, upon the matters set forth in the Notice of Annual Meeting and the related Proxy Statement, copies of which have been received by the undersigned, and in their discretion upon any business that may properly come before the meeting or any adjournment or postponement thereof. Attendance of the undersigned at the Annual Meeting or any adjournment or postponement thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person prior to the exercise of this proxy.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE (Please fill in the reverse side and mail in enclosed envelope)	SEE REVERSE SIDE

¢	1.1	14475	¢